                                                                     EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

                                 by and among

                         CAREER EDUCATION CORPORATION,

                            WCI ACQUISITION, LTD.,

                 PHILLIPS EDUCATIONAL GROUP OF PORTLAND, INC.

                                      and

                            PHILLIPS COLLEGES, INC.



                          Dated:  September 30, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1. Certain Definitions......................................................   1

2. Purchase and Sale of Assets; Assumed Liabilities.........................   8
        2.1.  Purchase and Sale of Assets...................................   8
        2.2.  Accounts Receivable and Deferred Tuition Balance..............   9
        2.3.  Assumed Liabilities...........................................  10
        2.4.  Retention of Cash and Payment of Certain Operating Expenses
               Prior to Closing.............................................  12
        2.5.  Purchase Price................................................  12
        2.6.  Closing.......................................................  16
        2.7.  Service Agreement.............................................  16
        2.8.  Accounts Payable..............................................  16
        2.9.  EBITDA Adjustment.............................................  17
        2.10. Employees.....................................................  17
        2.11. Title IV Reimbursement........................................  18
        2.12. Funding of School Operations Pending DOE Approval.............  18
        2.13. Refunds/Enrollment Contracts..................................  19
        2.14. Use of "Phillips Colleges, Inc." Name Marked on Inventories...  19
        2.15. Prorations....................................................  19

3. Closing Deliveries.......................................................  19
        3.1.  Deliveries to Purchaser.......................................  19
        3.2.  Closing Deliveries to Seller and Parent.......................  21
        3.3.  Closing Deliveries to Escrow, in respect of the Indemnity
               Escrow Amount and the Deferred Payment Escrow Amount.........  22
        3.4.  Post-Closing Covenants........................................  22

4. Representations and Warranties of Seller and Parent......................  25
        4.1.  Organization and Corporate Power..............................  25
        4.2.  Ownership of Seller and School................................  25
        4.3.  Capacity; Authorization; Binding Effect, Etc..................  25
        4.4.  No Conflicts, Etc.............................................  26
        4.5.  Subsidiaries; Investments.....................................  26
        4.6.  Compliance with Laws; Licenses and Permits....................  26
        4.7.  Recruitment; Admissions Procedures; Attendance; Reports.......  27
        4.8.  Cohort Default Rate...........................................  28
        4.9.  Title to the Assets...........................................  28
        4.10. Material Miscellaneous Contracts..............................  30
        4.11. Tradenames; Confidential Information..........................  30
        4.12. Financial Statements..........................................  31
        4.13. Receivables...................................................  32

        4.14. Inventories...................................................  32
        4.15. [Intentionally omitted].......................................  32
        4.16. Litigation, Etc...............................................  32
        4.17. Insurance.....................................................  33
        4.18. Environmental Matters.........................................  33
        4.19. Employee Benefit Plans........................................  34
        4.20. Employment Matters............................................  35
        4.21. Tax Matters...................................................  36
        4.22. Brokerage.....................................................  36
        4.23. Affiliate Transactions........................................  36
        4.24. Absence of Certain Changes....................................  36
        4.25. Indebtedness..................................................  37
        4.26. Delivery of Documents.........................................  37
        4.27. Disclosure....................................................  38

5. Representations and Warranties of Purchaser and CEC......................  38
        5.1.  Organization and Corporate Power..............................  38
        5.2.  Capacity; Authorization, Binding Effect, Etc..................  38
        5.3.  No Conflicts, Etc.............................................  39
        5.4.  Litigation....................................................  39
        5.5.  Brokerage.....................................................  39
        5.6.  Title IV Program Liabilities..................................  39
        5.7.  Disclosure....................................................  40

6. Noncompetition; Non-Solicitation; Confidential Information, Exclusive
    Dealing.................................................................  40
        6.1.  Noncompetition Agreement......................................  40
        6.2.  Non-Solicitation Agreement....................................  40
        6.3.  Confidential Information......................................  41
        6.4.  Remedies......................................................  41
        6.5.  Scope of Restriction..........................................  42
        6.6.  Termination Upon Recission....................................  42
        6.7.  Additional Covenants of Seller and Parent Pending Closing.....  42
        6.8.  Key Employees.................................................  43
        6.9.  Exclusive Dealing.............................................  43
        6.10. Additional Covenants of CEC and Purchaser Pending Closing.....  43

7. Conditions to Purchaser's Obligations....................................  44
        7.1.  Cohort Default Rates..........................................  44
        7.2.  Truth of Representations and Warranties.......................  44
        7.3.  Performance of Agreements.....................................  44
        7.4.  No Material Adverse Change....................................  44
        7.5.  Litigation....................................................  45
        7.6.  Proceedings...................................................  45
        7.7.  Consents and Approvals........................................  45
        7.8.  Agreement with DOE............................................  45

8. Conditions to Seller's and Parent's Obligations..........................  46
        8.1.   Truth of Representations and Warranties......................  46
        8.2.   Performance of Agreements....................................  46
        8.3.   Litigation...................................................  46
        8.4.   Proceedings..................................................  46
        8.5.   Consents and Approvals.......................................  47
        8.6.   Agreement with DOE...........................................  47

9. Indemnification..........................................................  47
        9.1.   Survival of Representations, Warranties, Covenants and
                Agreements..................................................  47
        9.2.   Indemnification by Seller and Parent.........................  48
        9.3.   Indemnification by Purchaser.................................  48
        9.4.   Procedures...................................................  48
        9.5.   Prevailing Party to be Awarded Legal Fees....................  49
        9.6.   Limitations on Amount of Indemnification Liability...........  49
        9.7.   Remedies.....................................................  49
        9.8.   Limitation on Personal Liability of Affiliates...............  50
        9.9.   Indemnity Escrow Amount......................................  50

10. Recission of Transactions...............................................  50

11. Miscellaneous...........................................................  51
        11.1.  Termination..................................................  51
        11.2.  Expenses.....................................................  52
        11.3.  Successors and Assigns.......................................  52
        11.4.  Severability.................................................  52
        11.5.  Counterparts.................................................  53
        11.6.  Descriptive Headings; Interpretation.........................  53
        11.7.  Governing Laws...............................................  53
        11.8.  Consent to Jurisdiction and Service of Process...............  53
        11.9.  Waiver of Jury Trial. Arbitration............................  54
        11.10. Notices......................................................  54
        11.11. Guaranty by CEC..............................................  56
        11.12. Entire Agreement.............................................  56

                           ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of September 30, 1996, by and among Career Education Corporation, a Delaware corporation ("CEC"), and WCI Acquisition, Ltd., a Delaware corporation and wholly-owned subsidiary of CEC ("Purchaser"), on the one hand, and Phillips Educational Group of Portland, Inc., an Oregon corporation ("Seller"), and Phillips Colleges, Inc., a Mississippi corporation of which Seller is a wholly-owned subsidiary ("Parent"), on the other hand. Except as otherwise indicated, capitalized terms used herein are defined in Section 1.

                                  BACKGROUND

          Seller is engaged in the operation of private, post-secondary schools, one of which is a culinary school located in Portland, Oregon known as Western Culinary Institute (the "School"). Purchaser has been organized for the purpose of acquiring the assets and goodwill of the School and assuming certain liabilities in connection therewith. Parent owns all of the outstanding capital stock of Seller and, subject to the terms and conditions set forth herein, has agreed to cause Seller to sell the assets constituting the School to Purchaser and to make certain representations and warranties, provide certain indemnifications, and enter into certain non-competition and other agreements in connection therewith.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

          1.  Certain Definitions.

          For the purposes of this Agreement, the following terms have the meanings set forth below:

          "Accounts Payable Adjustment" shall have the meaning ascribed to such term in Section 2.8.

          "Accounts Payable Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(b).

          "Accounts Receivable Adjustment" means (a) the difference between the Deferred Tuition Balance per the QA1 and the Student Receivable Balance per the QA1, plus (b) the Title IV Reimbursement Receivable, as of the Closing Date as determined pursuant to Section 2.2 in accordance with Schedule 2.2.

          "Accounts Receivable Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(b).

          "Accrediting Body" means any entity or organization, which engages in granting or withholding accreditation for private post-secondary schools, in accordance with standards relating to the performance, operation, and/or financial condition of private post-secondary schools, and has granted Accreditation to the School as of the Closing Date, including the Accrediting Commission of Career Schools and Colleges of Technology and the Accrediting Commission of the American Culinary Federation Educational Institute.

          "Accreditation" means any authorization or similar approval granted by any Accrediting Body.

          "Additional Location" means any Facility where classes are regularly conducted by the School other than the Leased Facilities.

          "Affiliate" means, with respect to any Person, any individual related by blood or marriage to such Person or any Person controlling, controlled by or under common control with such Person.

          "Assets" shall have the meaning ascribed to such term in Section 2.1.

          "Assignment and Assumption Agreement" shall have the meaning ascribed to such term in Section 2.3(a).

          "Assumed Liabilities" shall have the meaning ascribed to such term in
     Section 2.3.

          "Best of Purchaser's knowledge" means the collective actual knowledge of the executive officers of Purchaser and CEC holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of Purchaser and CEC.

          "Best of Seller's knowledge" means the collective actual knowledge of the executive officers of Seller and Parent holding offices of vice-president or higher, following due inquiry of appropriate officers, employees and consultants of Seller and Parent, and the president and the financial aid director of the School.

          "CEC" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Closing" shall have the meaning ascribed to such term in Section 2.6.

          "Closing Date" shall mean the date of the Closing.

          "Closing Payment" shall have the meaning ascribed to such term in
     Section 2.5(a).

          "Competitive Activities" shall have the meaning ascribed to such term in Section 6.1.

          "Compliance Audit Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(c).

          "Compliance Reports" shall have the meaning ascribed to such term in
     Section 4.7.

          "Confidential Information" shall have the meaning ascribed to such term in Section 6.3.

          "Curricula" means copyrighted and proprietary uncopyrighted materials used in any courses currently and solely offered at the School and owned by Seller.

          "Deferred Payment Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(a).

          "Deferred Tuition Balance" means deferred tuition revenue of the School as of the Closing Date per the QA1 determined in accordance with the practices and procedures used to determine such amount for the calculation set forth on Schedule 2.2.

          "DOE" means the United States Department of Education and any successor agency administering student financial assistance under Title IV.

          "DOE Approval Notice" means a fully-executed Provisional Program Participation Agreement issued by DOE.

          "DOE Program Review Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(c).

          "Earned Accounts Receivable" means "earned accounts receivable" of Parent, Seller or the School outstanding as of the Closing Date which relate to business conducted at the School prior to the Closing Date, calculated in accordance with Schedule 2.2 attached hereto, including without limitation the unpaid amounts of student financial assistance funds from any governmental or non-governmental sources, including funds administered under Title IV, due to Seller, Parent or the School in respect of instruction provided to students of the School prior to the Closing (including without limitation the Title IV Reimbursement Receivable).

          "EBITDA" means the result of the following calculation for any period, with each item listed to be presented and calculated in accordance with the practices and procedures, and consistent with the methodology used to determine such amounts, in Schedule 2.9(a) attached hereto: (a) net income of the School ("Net Income"); plus (b) expenses identified as Management Fees and GAAP Management Fees deducted in the determination of Net Income, consistent with the methodology set forth on Schedule 2.9(a); plus (c) any provisions for (or minus any benefit from) income taxes, deducted (or added) in the determination of Net Income, consistent with the methodology set forth on Schedule 2.9(a); plus (d) expenses identified as Interest deducted in the determination of Net Income, consistent with the methodology set forth on Schedule 2.9(a); plus (e) amortization and depreciation deducted in the determination of Net Income, as identified in the report to be provided in accordance with Section 2.9(b) of this Agreement.

          "EBITDA Adjustment" means an amount equal to seventy-five percent (75%) of EBITDA for the Interim Period as determined and in accordance with
     Section 2.9 of this Agreement.

          "Environmental Law" means any present federal, state or local law, statute, rule, regulation or ordinance pertaining to any Hazardous Substance or otherwise pertaining to the environment or protection of any natural resources, including, without limitation, air, soil or water.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow" shall have the meaning ascribed to such term in Section
     2.5(a).

          "Escrow Agreement" shall have the meaning ascribed to such term in
     Section 2.5(a).

          "Excluded Assets" shall have the meaning ascribed to such term in
     Section 2.1.

          "Facility" shall mean any real property owned or operated by Seller solely and exclusively in relation to the activities of the School, including without limitation the Leased Facilities.

          "Financial Statements" means (i) the audited balance sheets and the related statements of income and retained earnings and related statements of cash flows, of the School, as at and for the fiscal years ended December 31, 1992 and 1993, (ii) the unaudited balance sheets and related statements of income for the School set forth in the audited consolidated financial statements and supplemental consolidating information of Parent and its subsidiaries, as at and for the fiscal years ended December 31, 1994 and 1995, and (iii) the unaudited balance sheets and the related statements of income for the School (the "Interim Financial Statements") (a) prepared by Seller as at and for the six (6) month period ended June 30, 1996 and (b) prepared by Seller as at and for the eight (8) month period ended August 31, 1996 (the "Interim Balance Sheet Date").

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board and the Emerging Issues Task Force (or any successor authority) that are applicable as of the date of determination, all as consistently applied in the preparation of the Financial Statements.

          "General Indemnity Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(c).

          "Hazardous Substance" shall include any substances included within the definitions of "hazardous substances," "hazardous materials," "toxic substances," "waste" or similar terms in any applicable federal, state or local statute, ordinance, rule or regulation relating to environmental protection, remediation or liability, including clean air, clean water, waste disposal and hazardous substance transportation or disposal, including, without limitation, petroleum, asbestos, polychlorinated biphenyls, flammable explosives and radioactive materials.

          "Indemnity Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(a).

          "Indemnifiable Losses" shall have the meaning ascribed to such term in
     Section 9.2.

          "Intellectual Property" means the patents, trademarks, tradenames (including the School's name), servicemarks, copyrights, know-how, Curricula and trade secrets owned by Seller and used exclusively in connection with the operation of the School, but excluding the names "Phillips Colleges" and "Western Business College," any derivatives thereof, and any trademarks, tradenames or servicemarks related thereto.

          "Interim Period" means the period commencing October 1, 1996, and ending on the Closing Date.

          "Investment" as applied to any Person means (i) any direct or indirect ownership by such Person of any notes, obligations, instruments, stock, securities or ownership interest of any other Person, and (ii) any capital contribution by such Person to any other Person.

          "Leases" shall have the meaning ascribed to such term in Section
     4.9(b).

          "Leased Facilities" shall have the meaning ascribed to such term in
     Section 4.9(b).

          "Licenses and Permits" shall have the meaning ascribed to such term in
     Section 4.6.

          "Material Miscellaneous Contracts" shall have the meaning ascribed to such term in Section 4.10.

          "Noncompetition Period" shall have the meaning ascribed to such term in Section 6.1.

          "Operations Statement" shall have the meaning ascribed to such term in
     Section 2.9.

          "Out-of-School Receivables Balances" means amounts not subject to refund, offset or similar reduction due as of the Closing Date from students who have withdrawn from the School prior to the Closing.

          "Parent" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other similar entity.

          "Plans" means all employee benefit plans, whether qualified or nonqualified, whether funded or unfunded and whether or not subject to ERISA, affecting employees of the School and all collective bargaining agreements relating to employee benefits affecting employees of the School with respect to which Seller or Parent may incur any future or contingent obligations, including, without limitation, all written plans relating to deferred compensation, pensions, profit sharing, retirement income or other benefits, stock purchase and stock option plans, bonus plans, severance arrangements, health benefits, retiree health benefits, insurance benefits and all other employee benefits or fringe benefits, including any employee welfare benefit plans and employee pension benefit plans within the meaning of Sections 3(1) and 3(2) of ERISA, and including any written plans with respect to provision of or reimbursement of expenses.

          "Policy Guidelines" shall have the meaning ascribed to such term in
     Section 4.7.

          "Pre-Closing Financial Aid Irregularities" shall have the meaning ascribed to such term in Section 2.3(b).

          "Prepaid Tuition" means the obligations of the School in respect of Student Deposits and payments held by Seller or Parent as of the Closing Date which relate to the business and operations of the School to be conducted subsequent to the Closing Date, as calculated in accordance with
     Schedule 2.2.

          "Purchase Price" shall have the meaning ascribed to such term in
     Section 2.5.

          "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Purchaser Inadequacy" shall have the meaning ascribed to such term in
     Section 10.

          "QA1" means the student receivable subsidiary system currently in use by the Seller and Parent.

          "Retained Schools" shall have the meaning ascribed to such term in
     Section 6.1.

          "School" shall have the meaning ascribed to such term in the background section to this Agreement.

          "School's Accounts Payable" shall have the meaning ascribed to such term in Section 2.8.

          "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

          "Seller Inadequacy" shall have the meaning ascribed to such term in
     Section 10.

          "Service Agreement" shall have the meaning ascribed to such term in
     Section 2.7(b).

          "Student Deposits" means any refundable deposits made by students of the School.

          "Student Receivable Balance" means the Student Receivable Balance of the School as of the Closing Date per the QA1 determined in accordance with the practices and procedures used to determine such amount for the calculation set forth on Schedule 2.2.

          "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by a Person either directly or indirectly.

          "Taxes" means all taxes, levies or other like assessments, charges or fees, including, without limitation income, gross receipts, excise, property (including, without limitation, any special assessments), sales, license, payroll and franchise or other governmental taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof on Seller and/or any of its business activities; and such term shall include any interest, penalties or additions or other amounts payable in connection with any Taxes.

          "Title IV" means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. (S) 1070a, and any amendments or successor statutes thereto.

          "Title IV Escrow Amount" shall have the meaning ascribed to such term in Section 2.5(b)(ii).

          "Title IV Reimbursement Receivable" means the Title IV Reimbursement Receivable of the School as of the Closing Date determined in accordance with the practices and procedures used to determine such amount for the calculation set forth on Schedule 2.2.

          "Tradenames" shall have the meaning ascribed to such term in Section 4.11(a).

          "Unearned Accounts Receivable" means all accounts receivable of Parent, Seller and the School outstanding as of the Closing Date which relate to the business conducted at the School which are not Earned Accounts Receivable and which are included in the Assets.

          2.  Purchase and Sale of Assets; Assumed Liabilities.

          2.1.  Purchase and Sale of Assets.

          Seller agrees to sell, transfer and convey to Purchaser at Closing all of Seller's assets, properties and business, tangible and intangible, used exclusively in connection with or otherwise necessary to the business and operations of the School, including without limitation, Unearned Accounts Receivable, deposits made by Seller relating to the School with third parties (including deposits made with landlords under the Leases), prepaid expenses (except as identified on Schedule 2.1), leasehold interests (including interests in the Leased Facilities) and improvements, furniture, fixtures, equipment, personal property, inventory, supplies, licenses, permits, memberships, rights, franchises, Accreditations, program participation agreements and other approvals from any applicable Accrediting Body, the DOE, and any other board or agency or governmental entity from which approval is necessary for the operations of the School (provided, that such licenses, permits, memberships, rights, franchises, Accreditations, program participation agreements and other approvals shall be included in the Assets only to the extent the same are transferable to Purchaser), those contracts and agreements included in Assumed Liabilities, Seller's Intellectual Property, goodwill, and operating books and records (but excluding any records that relate in whole or in part to the Excluded Assets or Excluded Liabilities, corporate minute books, corporate or tax records or the original form of general ledgers and supporting documentation including, without limitation, original invoices and original personnel records, provided, that to the extent any of the foregoing records contain information which relates to the Assets, copies of the portions of such records relating to the Assets shall be included in the Assets), other than Excluded Assets (collectively the "Assets"), free and clear of all liens, claims, encumbrances, options, rights and restrictions other than Assumed Liabilities. "Excluded Assets" shall mean (a) cash (including, without limitation, cash in respect of Student Deposits and other Prepaid Tuition), cash equivalents, bank account balances, escrow account balances and other escrow account rights (excluding any amounts deposited into the Escrow pursuant hereto which will likewise not be considered Assets in this transaction), marketable securities, Earned Accounts Receivable, and Out-of-School Receivables Balances, (b) all assets subject to capitalized or operating leases which are not being assumed by Purchaser pursuant to Section 2.3 hereof or which Purchaser has not otherwise expressly agreed in writing to assume prior to the Closing Date, (c) any license, permit, membership, right, franchise, Accreditation, program participation agreement or approval from any Accrediting Body, the DOE or other board, agency or governmental entity which is not transferable by its terms, (d) intercompany accounts receivable between the School and its Affiliates, (e) books and records not required in connection with the operation of the School, (f) prepaid expenses identified on Schedule 2.1, and (g) other rights and assets specifically identified on Schedule 2.1. Purchaser agrees, on the terms and conditions set forth in this Agreement, to purchase from Seller at the Closing, the Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions other than Assumed Liabilities.

          2.2.  Accounts Receivable and Deferred Tuition Balance.

          (a) As soon as possible following the Closing, and in any event not later than thirty (30) days after the Closing Date, Purchaser shall cause Arthur Andersen, L.L.P. to complete an audit of the balance sheet of the School on a stand-alone basis as of the Closing Date. Purchaser shall deliver to Seller a copy of such audited balance sheet, together with (i) a report which presents, in summary, the Deferred Tuition Balance, the Student Receivable Balance, and the Title IV Reimbursement Receivable (each as determined in accordance with Schedule 2.2) and (ii) a calculation of the Accounts Receivable Adjustment in accordance with Schedule 2.2 hereto, within such thirty (30) day period. Such balance sheet and other documents shall be deemed to have been accepted by, and be binding upon, Seller if Seller fails to deliver written objections to Purchaser within ten (10) business days after the receipt of such balance sheet and other documents. If Seller objects to such balance sheet and other documents, and such objections are not resolved to Seller's satisfaction within five (5) business days after delivery of such written objections, then Price Waterhouse, L.L.P., or another nationally recognized certified public accounting firm not otherwise engaged by either Seller or Purchaser or their Affiliates mutually selected by Seller and Purchaser (the "Independent Auditor") shall review such balance sheet and other documents, and all related work papers. Such review shall be completed by the Independent Auditor within ten (10) business days following its engagement, and the determinations of the Independent Auditor shall be final and binding upon all parties. The costs of the engagement of the Independent Auditor shall be borne by Seller, unless the Independent Auditor's determination results in an adjustment in Seller's favor of at least $38,000, in which event the costs of the engagement of the Independent Auditor shall be borne by Purchaser.

          (b) In the event the Accounts Receivable Adjustment calculation results in a determination of Prepaid Tuition the absolute value of which is greater than the Accounts Receivable Escrow Amount, Seller and Parent shall promptly pay to Purchaser in immediately available funds an amount equal to the difference between such amounts, which payment shall be in addition to the amount to be disbursed to Purchaser pursuant to Section 2.5(b)(i).

          (c) In the event that the Accounts Receivable Adjustment calculation results in a determination of Earned Accounts Receivable, Purchaser shall promptly pay to Seller or Parent, as designated by Seller, in immediately available funds the amount of such Earned Accounts Receivable, which payment shall be in addition to the amount to be disbursed to Seller or Parent pursuant to Section 2.5(b)(i); provided, that such payment shall be reduced by payments, if any, in respect of such Earned Accounts Receivable previously made to Seller or Parent pursuant to Section 2.11.

          2.3.  Assumed Liabilities.

          (a) Purchaser agrees at the Closing to assume and to perform, pay and discharge, when due, the following, and only the following, liabilities and obligations of Seller (the "Assumed Liabilities"): (i) all of Seller's obligations relating to the School in respect of student enrollment contracts and other executory contracts entered into with students, (ii) Seller's obligations under the Leases and the other contracts (including without limitation, the Material Miscellaneous Contracts), operating leases and other agreements reflected on the Schedules to this Agreement relating solely to the operation of the School (or, if not reflected on the Schedules to this Agreement, obligations under contracts, operating leases and other agreements relating solely to the School pursuant to which the assumed obligations consist solely of future payment obligations which do not exceed $1,000 in the case of any single agreement or $12,000 in the aggregate) to the extent, in each case, that such obligations are not in material default, (iii) accounts payable with third party vendors that are not Affiliates incurred or made in the ordinary course of the School's business for equipment and textbooks with invoice dates on or subsequent to forty-five (45) days prior to the Closing, (iv) all existing mortgages, pledges, liens, claims, restrictions, encumbrances and security interests set forth on Schedule 2.3(a) attached hereto, (v) all liabilities imposed by the DOE, applicable state regulatory agencies, guaranty agencies and any other governmental or non-governmental entity, including, without limitation, Accrediting Bodies, related to periods from and after Closing, (vi) standard, ordinary course vacation, sick and personal pay benefits of employees of Seller to be hired by Purchaser hereunder which accrued and remain unpaid in the normal course of business on the Closing Date, (vii) other liabilities and obligations set forth on
     Schedule 2.3(a) attached hereto, and (viii) all liens for current Taxes not yet due and payable affecting the Assets (provided, that the obligation to pay such Taxes, to the extent accrued prior to the Closing Date and not specifically included in Assumed Liabilities, shall remain the obligation of Seller) and (ix) all liabilities for Taxes constituting transfer, sales and use taxes in connection with accounts payable included in Assumed Liabilities and Taxes relating to the period after Closing in connection with the Assumed Liabilities. In connection with the foregoing, Purchaser shall execute and deliver to Seller an Assignment and Assumption Agreement in the form of Exhibit A attached hereto (the "Assignment and Assumption Agreement").

          (b) Except as expressly set forth in Section 2.3(a), Assumed Liabilities shall not include (i) any debt, obligation or liability of Seller, Parent or the School, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute or otherwise, including, without limitation, any liability for Taxes (other than Taxes constituting transfer, sales and use taxes in connection with accounts payable included in Assumed Liabilities and Taxes relating to the period after Closing in connection with the Assumed Liabilities), (ii) any contingent or otherwise indeterminate liabilities of Seller or Parent relating to the conduct of Seller's business prior to Closing, and (iii) any other liability of Seller, Parent or the School not expressly assumed hereunder. It is expressly acknowledged that pursuant to the foregoing, and without limitation thereof, Purchaser shall not assume and shall not be responsible for any obligations or liabilities in respect of (i) pending or threatened litigation affecting Seller, Parent or the School as of the Closing Date, or arising out of actions occurring prior to the Closing Date, (ii) Plans of Seller or Parent, or (iii) financial aid irregularities relating to the operation of the School prior to the Closing Date, including, without limitation, any audit disallowances, improperly disbursed student financial assistance program funds or similar determinations or actions ("Pre-Closing Financial Aid Irregularities"); provided, however, that Purchaser acknowledges that DOE will require Purchaser to assume, in accordance with the terms of that certain letter dated March, 12 1996 from DOE to Parent, a copy of which is attached hereto as Exhibit B, those Pre-Closing Financial Aid Irregularities related to Title IV that have not been identified at the time of the Closing, as a part of the process of Purchaser obtaining its DOE Approval Notice; and further provided, that such assumption of Pre-Closing Financial Aid Irregularities by Purchaser shall not relieve Seller and Parent of liability therefor or of their indemnification obligations in respect thereof pursuant to Section 9.2 of this Agreement).

          2.4. Retention of Cash and Payment of Certain Operating Expenses Prior to Closing.

          Seller and Parent have agreed and hereby represent and warrant that as of the date of this Agreement, Parent has or will have cash in an amount sufficient to repay to Seller sufficient amounts to permit the School to pay all its operating expenses currently outstanding or reasonably anticipated to be incurred prior to the Closing (including, without limitation, payroll expenses, payroll taxes and other employee-related expenses incurred in the ordinary course of the business of the School, and accounts payable to be paid prior to Closing in accordance with Section 2.8). Seller shall pay or cause to be paid all accrued but unpaid and undisputed payroll of the School (other than standard ordinary course vacation and sick or personal days which are included in Assumed Liabilities pursuant to Section 2.3), payroll taxes and other employee-related expenses and liabilities incurred in the ordinary course of the business of the School prior to Closing, and, within twenty (20) days of Closing, shall provide Purchaser with evidence satisfactory to Purchaser that such expenses and liabilities have been paid.

          2.5. Purchase Price.

          (a) Amount and Payment. In full consideration for the sale of the Assets by Seller to Purchaser, and the other agreements of Seller and Parent hereunder, and in addition to the assumption of the Assumed Liabilities, Purchaser agrees to pay to Seller and Parent, in accordance with the directions of Seller and Parent, the sum of $8,250,000 (the "Purchase Price") subject to adjustment as set forth in Section 2.5(b), payable as follows:

                  (i) $7,000,000 (the "Closing Payment") in cash, which amount shall be delivered to Seller or its designee by wire transfer of immediately available funds at Closing;

                 (ii) $750,000 (the "Deferred Payment Escrow Amount"), which amount shall be deposited into an escrow account (the "Escrow"), established pursuant and subject to the terms of an escrow agreement (the "Escrow Agreement"), in substantially the form of Exhibit C attached hereto, and which amount shall be disbursed in accordance with the terms of the Escrow Agreement and Section 2.5(b) below;

                (iii) $500,000 (the "Indemnity Escrow Amount"), which amount shall be deposited by Purchaser into the Escrow; and which amount shall be disbursed in accordance with the terms of the Escrow Agreement and Section 2.5(c) below.

          Purchaser's obligations to fund the Escrow in full at Closing pursuant to clauses (ii) and (iii) above shall not be subject to any right of offset against amounts Purchaser may claim it is owed under this Agreement; provided, that such obligation to fund the Escrow at Closing shall in no way limit Purchaser's rights to disbursement of proceeds from the Escrow in accordance with the terms of this Agreement and the Escrow Agreement, nor shall it limit Purchaser's rights to bring claims for indemnification pursuant to Section 9.

          (b) Disbursement of Deferred Payment Escrow Amount. The Deferred Payment Escrow Amount shall be disbursed from the Escrow, in accordance with and subject to the terms of the Escrow Agreement, as follows:

                  (i) $380,000 (the "Accounts Receivable Escrow Amount"), less the absolute value of Prepaid Tuition, if any, resulting from the calculation of the Accounts Receivable Adjustment, shall be disbursed to Seller or its designee upon final determination of the Accounts Receivable Adjustment in accordance with Section 2.2(a), at which time the difference between $380,000 and the amount so disbursed to Seller or its designee shall be disbursed to Purchaser;

                 (ii) $120,000 (the "Title IV Escrow Amount") shall be disbursed to Seller or its designee upon the earlier to occur of (A) delivery by DOE of a DOE Approval Notice to Purchaser or (B) ninety (90) days following the Closing Date; provided, that the escrow agent has not received a written certification from Purchaser prior to ninety
                        (90) days after the Closing Date that Purchaser has grounds to and has elected to rescind the transactions consummated hereunder in accordance with
                        Section 10;

                (iii) $250,000 (the "Accounts Payable Escrow Amount"), less the Accounts Payable Adjustment, if any, shall be disbursed to Seller or its designee upon final determination of the Accounts Payable Adjustment in accordance with Section 2.8, at which time the difference between $250,000 and the amount so disbursed to Seller or its designee shall be disbursed to Purchaser to pay unpaid School's Accounts Payable in accordance with the terms of the Escrow Agreement.

          (c) Disbursement of Indemnity Escrow Amount. The Indemnity Escrow Amount shall be disbursed from the Escrow, in accordance with and subject to the terms of the Escrow Agreement, as follows:

                  (i) $200,000 (the "Compliance Audit Escrow Amount") shall be disbursed to Seller or its designee upon completion of a compliance audit of the School covering the period July 1, 1995 through June 30, 1996 as required by the provisions of 34 C.F.R. (S) 668.23, which Purchaser shall complete and deliver to Seller no later than February 28, 1997; provided, however, in the event that such compliance audit establishes a claim for indemnification under Section 9.2 of this Agreement, the Compliance Audit Escrow Amount to be disbursed to Seller or its designee hereunder shall be reduced by an amount sufficient to satisfy such claim up to the amount of $200,000, which retained amount, less any amount necessary to satisfy such claim determined in accordance with Section 9, shall be released upon final resolution of such compliance audit claim in accordance with
                        Section 9 and the Escrow Agreement, and provided further that in the event that the draft of such compliance audit establishes a potential liability in the amount of $10,000 or more, Purchaser will provide Seller with a copy of such draft compliance audit and an opportunity to resolve the potential liability prior to submission of the compliance audit to DOE;

                 (ii) $200,000 (the "General Indemnity Escrow Amount") shall be disbursed to Seller or its designee on the second
                        (2nd) anniversary of the Closing Date; provided, however, that the General Indemnity Escrow Amount to be disbursed to Seller or its designee hereunder shall be reduced by an amount sufficient to satisfy any indemnification claims for which notice has been delivered in accordance with Section 9.4 of this Agreement up to the amount of $200,000, which retained amount, less any amount necessary to satisfy such claim(s) determined in accordance with Section 9, shall be released upon final resolution of such pending indemnification claims in accordance with Section 9 and the Escrow Agreement; and

                (iii) $100,000 (the "DOE Program Review Escrow Amount") shall be disbursed to Seller or its designee on the earlier of the following: (1) conduct of a program review of the School by DOE pursuant to which DOE does not assert Pre-Closing Financial Aid Irregularities, (2) in the event no DOE program review has commenced prior to the second
                        (2nd) anniversary of the Closing Date, on the second
                        (2nd) anniversary of the Closing Date, and (3) in the event a DOE program review has commenced prior to the second (2nd) anniversary of the Closing Date, fifteen
                        (15) days following notice that the program review will not assert any Pre-Closing Financial Aid Irregularities; provided, however, in the event that Purchaser receives written notice that the program review will assert Pre-Closing Financial Aid Irregularities, the DOE Program Review Escrow Amount to be disbursed to Seller or its designee hereunder shall be reduced by an amount sufficient to satisfy any claims subject to indemnification related to the DOE Program Review for which notice has been delivered in accordance with
                        Section 9.4 of this Agreement up to the amount of $100,000, which retained amount, less any amount necessary to satisfy such claims determined in accordance with Section 9, shall be released upon final resolution of such pending claims in accordance with Section 9 and the Escrow Agreement.

          (d) Interest on Escrow. Interest accruing on all amounts deposited into the Escrow pursuant to this Agreement shall accrue for the benefit of the party hereunder to whom such amount is ultimately disbursed in accordance with the provisions of this Section 2.5 and the Escrow Agreement, and such interest shall be disbursed simultaneously with the disbursement of the applicable escrowed amount pursuant to the terms of this Agreement and the Escrow Agreement.

          (e) Allocation of Purchase Price. The aggregate Purchase Price shall be allocated as follows: (i) to all items of tangible personal property, including leasehold improvements, purchased from Seller $7,120,000; (ii) to the noncompetition covenant contained in Section 6.1, $400,000 (of which $300,000 shall be allocated to Parent and $100,000 to Seller); and (iii) to all other items of intangible personal property, including the Tradename, Confidential Information and goodwill, the balance of the Purchase Price.

          2.6. Closing.

          Subject to the terms of this Section 2.6, the parties hereto shall close the purchase and sale of the Assets and the consummation of the other actions contemplated by this Agreement to occur in connection therewith at the closing (the "Closing"), which shall take place at the offices of Purchaser's counsel, Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., 55 East Monroe Street, Suite 3700, Chicago, Illinois 60603, on October 4, 1996, or within five
(5) days after such later date as all the conditions to the Closing set forth in
Section 7 hereto have been satisfied, but in no event later than December 31, 1996, or such other date to which the parties hereto shall mutually agree in writing.

          2.7. Service Agreement.

          At the Closing, Purchaser, Seller and Parent shall enter into a Service Agreement in substantially the form of Exhibit D attached hereto (the "Service Agreement"), providing for Seller and Parent to provide certain specified services during a transition period following the Closing not to exceed thirty (30) days in connection with the operation by Purchaser of the School, on the terms and in accordance with the conditions set forth in such Service Agreement.

          2.8. Accounts Payable.

          Seller shall use its best efforts to pay in full, not later than ten
(10) days following the Closing Date, all accounts payable of Seller relating to the School outstanding as of the Closing Date which are not subject to any good faith dispute concerning the amount or validity of such accounts payable and which relate to the business and operations of the School prior to the Closing Date other than (i) accounts payable for equipment and textbooks with an invoice date forty-five (45) days or less prior to the Closing Date, which accounts payable are Assumed Liabilities pursuant to Section 2.3, and (ii) all accounts payable which Seller and Purchaser have agreed in writing prior to the Closing that Seller may contest in good faith, which shall nonetheless remain obligations of Seller and shall not be included in Assumed Liabilities (collectively, "School's Accounts Payable"). On the tenth day following the Closing Date, Seller and Purchaser shall mutually review the status of payment of all School's Accounts Payable (including, without limitation, any School's Accounts Payable invoiced after the Closing Date), and shall mutually determine the amount, if any, of School's Accounts Payable which remains unpaid, deducting therefrom all amounts paid by or on behalf of Seller in respect of accounts payable for equipment and textbooks with an invoice date forty-five (45) days or less prior to the Closing Date (the "Accounts Payable Adjustment"). Upon final determination of the Accounts Payable Adjustment in accordance with this Section 2.8, Seller and Purchaser shall deliver joint notice thereof to the escrow agent under the Escrow Agreement, who shall disburse the Accounts Payable Escrow Amount portion of the Deferred Payment Escrow Amount in accordance with the terms of Section 2.5(b) and the Escrow Agreement. Notwithstanding the foregoing, nothing herein shall relieve Seller of its obligation to pay any School's Accounts Payable in excess of the Accounts Payable Escrow Amount, nor of its obligation to pay any School's Accounts Payable not taken into account in determination of the Accounts Payable Adjustment.

          2.9. EBITDA Adjustment.

          In the event the Closing occurs on or after October 1, 1996, as soon as possible following the Closing, and in any event not later than thirty (30) days after the last day of the month of the Closing Date, Seller shall deliver to Purchaser (a) an operations statement (the "Operations Statement") which reflects EBITDA for the Interim Period calculated consistent with the methodology of Schedule 2.9(a); and (b) a report which presents the amount of amortization and depreciation for the Interim Period in the form of Schedule 2.9(b). Promptly following receipt of the documents described in the preceding sentence, Seller and Parent shall pay to Purchaser in immediately available funds an amount equal to the EBITDA Adjustment. In the event the Closing occurs on or before September 30, 1996, this Section 2.9 shall be null and void, and of no force or effect.

          2.10. Employees.

          At the Closing, Purchaser shall offer employment to all employees of Seller or Parent employed by Seller solely at the School in connection with the operation of the School, at the same salary paid to such employees immediately prior to the Closing Date, on the terms and subject to the conditions of Purchaser's employment standards and policies. Purchaser shall not assume any liability whatsoever with respect to any employees and former employees of Seller who do not accept employment with Purchaser, including, but not limited to, providing health continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1995, as amended ("COBRA"), and Seller shall retain, bear and discharge all liabilities with respect to all employees and former employees of Seller who do not accept employment with

Purchaser. Notwithstanding anything in this paragraph to the contrary, all employees who accept employment by Purchaser pursuant to the above shall be employed at will and may be terminated by Purchaser at any time, for any reason, or for no reason at all. Such employees who accept employment with Purchaser shall be entitled to other benefits on a basis substantially similar to those offered by Purchaser and its Affiliates to employees of comparable position, experience and seniority. Notwithstanding anything in the foregoing to the contrary, Purchaser shall retain the right to amend, modify or terminate any Purchaser Plan in accordance with its terms and applicable law. Notwithstanding the foregoing, Purchaser shall not assume any liability in respect of nor shall it be obligated to continue any Plans of Seller. With respect to each employee who accepts employment with Purchaser under the terms herein, Seller, through and subject to the terms of its Plans, shall be responsible for costs and expenses incurred prior to the Closing Date, and shall also be responsible for payment to such employees of wages accrued through the Closing Date, which wages shall be paid promptly following the Closing. Purchaser shall assume Seller's and Parent's obligations to employees of the School who accept employment with Purchaser with respect to accrued sick/personal days and vacation days earned prior to the Closing Date and shall include all such employees in a medical plan which provides for a waiver of waiting time and pre-existing conditions. Seller shall deliver any and all notices to be delivered to employees of the School in connection with the transactions contemplated by this Agreement as required by applicable state and local law.

          2.11. Title IV Reimbursement.

          To the extent that following the Closing, under applicable DOE regulations, the School remains eligible to receive and retain certain Federal student financial assistance funds under Title IV relating to operation of the School prior to the Closing, including without limitation, Federal Pell Grant funds, Seller and Parent hereby agree that any such Title IV funds so received constitute Assets sold to Purchaser under this Agreement, unless such funds represent Earned Accounts Receivable. Purchaser further agrees to use commercially reasonable efforts to collect all Title IV funds which the School is eligible to receive following the Closing. As part of this commercially reasonable effort, during the sixty (60) day period following the Closing Date, Purchaser shall take all appropriate actions and make all requests necessary to collect or "draw" all Title IV funds owed to the School and shall promptly deliver to Seller upon receipt all such Title IV funds which are Earned Accounts Receivable.

          2.12. Funding of School Operations Pending DOE Approval.

          From and after the date of the Closing and until the date the DOE approves resumption of Title IV funding for the School as operated by Purchaser pursuant to a DOE Approval Notice, Purchaser shall provide such working capital as necessary to enable the School to continue to operate in the same manner and at the same level of operations as Seller is currently operating the School.

          2.13.  Refunds/Enrollment Contracts.

          Purchaser agrees to (a) abide by the refund policy in effect at the School prior to the Closing Date to the extent required by applicable federal or state law, or Accrediting Body requirements, and (b) honor student enrollment contracts entered into in the ordinary course of business of the School which are included in Assumed Liabilities.

          2.14.  Use of "Phillips Colleges, Inc." Name Marked on Inventories.

          In recognition of the fact that certain of the Assets constituting inventories may have imprinted or otherwise marked thereon the name "Phillips Colleges, Inc." or derivatives thereof, and trademarks and servicemarks relating thereto and certain associated logotypes, Parent and Seller hereby agree that Purchaser may use and distribute such inventories until they have been exhausted and hereby grant to Purchaser a non-exclusive, royalty-free license to use such names, trademarks, servicemarks and logotypes in connection therewith; provided, however, that Purchaser must place a notification on all such materials that Phillips Colleges, Inc. is no longer the owner of the School, identifying Purchaser as the new owner and stating the effective date of such change of ownership.

          2.15.  Prorations.

          Notwithstanding any provision of this Agreement to the contrary, Seller and Purchaser hereby agree that payments made or to be made pursuant to the Leases, including without limitation payments in respect of rent, common area maintenance fees, utilities and real estate taxes, shall be prorated as of the Closing Date. As soon as possible following the Closing, and in any event not later than thirty (30) days after the Closing Date, Purchaser and Seller shall agree on the amount of such prorations (which, in the case of real estate taxes, may be based on the most recently available tax bill), and promptly thereafter Purchaser shall pay to Seller, or Seller shall pay to Purchaser, as applicable, the net difference between prorations in favor of Seller and prorations in favor of Purchaser. In the event Seller and Purchaser are unable to reach agreement with respect to prorations as provided in the immediately preceding sentence, such matter shall be submitted to the Independent Auditor for final and binding determination in accordance with the procedures set forth in Section 2.2(a).

          3.     Closing Deliveries.

          3.1.   Deliveries to Purchaser.

          Seller agrees to deliver to Purchaser, at or before the Closing, each of the following, each of which constitutes a condition to Purchaser's obligation to consummate the purchase of the Assets and the assumption of the Assumed Liabilities.

          (a) Bill of Sale and Assignments. A bill of sale, assignments and other documents of conveyance or transfer of title, all in form reasonably satisfactory to Purchaser's counsel, executed by Seller and Parent, as appropriate;

          (b) Service Agreement. The Service Agreement, executed by Seller and Parent;

          (c) Assignment and Assumption Agreement. The Assignment and Assumption Agreement, executed by Seller;

          (d) Escrow Agreement. The Escrow Agreement, executed by Seller and the relevant escrow agent thereunder;

          (e) Secretary's Certificate for Seller. A certificate, signed by the secretary or an assistant secretary of Seller, certifying appropriate authorizing resolutions of Seller's Board of Directors, the incumbency of Seller's officers executing this Agreement and the documents delivered in connection with the Closing, and the good standing of Seller in its state of incorporation and the State of Washington;

          (f) Secretary's Certificate for Parent. A certificate, signed by the secretary or an assistant secretary of Parent, certifying appropriate authorizing resolutions of Parent's Board of Directors, the incumbency of Parent's officers executing this Agreement and the documents delivered in connection with the Closing, and the good standing of Parent in its state of incorporation;

          (g) Closing Certificate. A certificate executed by Seller and Parent satisfying the requirements of Sections 7.2, 7.3 and 7.4 hereof;

          (h) Legal Opinion. Legal opinions of Seller's counsels, in substantially the forms of Exhibit E attached hereto, addressed to Purchaser and CEC;

          (i) Consents. Evidence satisfactory to Purchaser's counsel that those consents of third parties listed in Schedule 3.1(i) attached hereto, which are required by Purchaser to be obtained by Seller and Parent prior to the Closing, have been obtained;

          (j) Files and Documents. All keys and other items necessary to deliver possession to Purchaser of the Assets and full access to the Leased Facilities, including all files, records, data and documents relating to the School, the Assets and the Assumed Liabilities which are located at the offices of Seller or the School, but excluding files, records, data and documents relating in whole or in part to Excluded Assets (provided, that to the extent any of the foregoing materials contain information which relate to the Assets, copies of the portions of such materials relating to the Assets shall be included in the deliveries pursuant to this Section 3.1(j));

          (k) Consent and Estoppel Certificates. Consent and estoppel certificates from the landlords of the Leased Facilities, certifying certain factual matters relating to the Leases, including without limitation certification that there are no defaults under the Leases and the amounts of security deposits under the Leases, and consenting to the transfer of the relevant Leases to the Purchaser, in form and substance reasonably acceptable to Purchaser;

          (l) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Purchaser or its counsel may reasonably request.

          3.2.   Closing Deliveries to Seller and Parent

          Purchaser agrees to deliver to Seller and Parent, at or before the Closing, each of the following, each of which constitutes a condition to Seller's and Parent's obligation to consummate the sale of the Assets:

          (a) Assignment and Assumption Documents. The Assignment and Assumption Agreement and such other agreements and documents reasonably required by Seller's counsel evidencing Purchaser's assumption of the Assumed Liabilities;

          (b) Closing Payment. The Closing Payment required by Section 2.5(a) by wire transfer of immediately available funds;

          (c)    Service Agreement. The Service Agreement, executed by
     Purchaser;

          (d) Escrow Agreement. The Escrow Agreement, executed by Purchaser and the relevant escrow agent thereunder;

          (e) Secretary's Certificate for Purchaser. A certificate, signed by the secretary or an assistant secretary of Purchaser, certifying appropriate authorizing resolutions of Purchaser's Board of Directors, the incumbency of Purchaser's officers executing this Agreement and the documents delivered in connection with the Closing, and the good standing of Purchaser in its state of incorporation and the States of Oregon and Washington;

          (f) Secretary's Certificate for CEC. A certificate, signed by the secretary or an assistant secretary of CEC, certifying appropriate authorizing resolutions of CEC's Board of Directors, the incumbency of CEC's officers executing this Agreement and the documents delivered in connection with the Closing, and the good standing of CEC in its state of incorporation.

          (g) Closing Certificate. A certificate executed by Purchaser and CEC satisfying the requirements of Section 8.1 and 8.2 hereof;

          (h) Legal Opinion. A legal opinion of counsel for Purchaser and CEC, in substantially the form of Exhibit F attached hereto, addressed to Seller and Parent; and

          (i) Other Documents. Such other documents relating to the transactions contemplated by this Agreement as Seller, Parent, or their counsel may reasonably request.

          3.3. Closing Deliveries to Escrow in respect of the Indemnity Escrow Amount and the Deferred Payment Escrow Amount.

          Purchaser agrees to deposit into the Escrow (by wire transfer of immediately available funds), at Closing, the Indemnity Escrow Amount and the Deferred Payment Escrow Amount, which amounts shall be disbursed in accordance with the terms, and subject to the conditions, of Section 2.5 hereof and the Escrow Agreement. Purchaser's obligations to fund the Escrow in full at Closing pursuant to Section 2.5(a) shall not be subject to any right of offset against amounts Purchaser may claim it is owed under this Agreement or any other agreements executed in connection with this Agreement; provided, that such obligation to fund the Escrow at Closing shall in no way limit Purchaser's rights to disbursement of proceeds from the Escrow in accordance with the terms of this Agreement and the Escrow Agreement, nor shall it limit Purchaser's right to bring claims for indemnification pursuant to Section 9.

          3.4.   Post-Closing Covenants.

          (a) Further Assurances. On or after the Closing Date, and without further consideration, Purchaser, CEC, Seller and Parent shall, from time to time at the request of any other party hereto, execute and deliver to such other party further instruments of conveyance, assignment and transfer of the Assets and assumption of the Assumed Liabilities, and shall take, or cause to be taken, such other actions as such other party may reasonably request for the more effective conveyance, assignment and transfer to Purchaser of the Assets or the assumption by Purchaser of any obligations in respect of the Assumed Liabilities, as applicable. Seller and Parent shall each lend its reasonable assistance to Purchaser in the reduction to possession of such Assets, in the exercise of rights with respect thereto and otherwise in the carrying out of the intentions and purposes of this Agreement. Purchaser and CEC shall each lend its reasonable assistance to Seller and Parent in obtaining releases for Seller and Parent in respect of any and all obligations in respect of the Assumed Liabilities.

          (b) Access to Employees. From and after the Closing Date, Purchaser shall afford to Seller and/or Parent, its officers, counsel, accountants and other authorized representatives access to Purchaser's employees who formerly were employed by Seller or Parent, at Seller's sole cost and expense and as reasonably required by Seller or Parent in connection with any claim, action, litigation, program review, audit or other proceeding involving Seller, Parent or the School (other than any such claim, action, litigation or proceeding arising under this Agreement or in which Purchaser and Seller or any of their Affiliates are adverse parties). Purchaser shall use its reasonable efforts to cause such employees to cooperate with and assist Seller or Parent in the prosecution or defense of such claims, actions, litigations, program reviews, audits and other proceedings. Unless Purchaser consents (which consent shall not be unreasonably withheld), all such access shall take place only during normal business hours in a manner designed to minimize any interference with the operation of the School.

          (c) Administration of the Schools Prior to Disbursement of the Title IV Escrow Amount; Cooperation of Parties. From and after the Closing Date and until payment in full of the Title IV Escrow Amount, Purchaser, at Purchaser's sole cost and expense, shall administer and operate the School in material compliance with all federal, state and local laws, statutes, rules and regulations and Accrediting Body requirements and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity or any Accrediting Body regulating or otherwise relating to the administration and operation of the School. Subject to the terms and provisions of this Agreement, Purchaser and CEC shall use their commercially reasonable efforts in order to obtain any and all approvals from the DOE, any Accrediting Body and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Purchaser the right and authority to administer and operate the School and to release Seller from further liability or obligations in connection with the Assumed Liabilities, including, without limitation, the issuance of the DOE Approval Notice and resumption of Title IV funding to the School, and Purchaser and Seller shall cooperate in order to obtain such approvals.

          (d) Performance of Assumed Liabilities. From and after the Closing Date, Purchaser shall diligently perform all of the Assumed Liabilities. Until such time as Seller has been released or discharged with respect to such Assumed Liabilities, Purchaser shall provide Seller or Parent, as applicable, with prompt notice of any assertion with respect to any such Assumed Liability of any alleged default, breach or other violation by Purchaser of any term, condition or covenant of such obligations, and Purchaser shall use commercially reasonably efforts to resolve, at Purchaser's sole cost and expense, any such alleged default, breach or other violation. Purchaser shall use good faith efforts to cause Seller or Parent, or both, as applicable, and any guarantor of any Assumed Liability, to be released and discharged with respect to such Assumed Liability. Nothing herein, however, shall be deemed to require that Purchaser terminate or renegotiate the terms of any agreement governing any of the Assumed Liabilities on terms that would have a material adverse effect on the School's business or operations.

          (e) Access and Maintenance of Records. From and after the Closing Date, Purchaser shall afford to Parent and/or Seller, their officers, counsel, accountants and other authorized representatives, DOE and other regulatory authorities reasonable access to the School's books and records related to periods prior to the Closing Date during normal business hours and upon reasonable notice from Seller to Purchaser, as reasonably required by Seller or Parent in connection with (i) performance by Seller or Parent of any of Seller's or Parent's obligations with respect to any liabilities related to the School other than the Assumed Liabilities with respect thereto, (ii) any claim, action, litigation, program review, audit or other proceeding involving Seller, Parent or the School (other than any such claim, action, litigation, program review, audit or proceeding arising under this Agreement or otherwise in which Purchaser and Seller or any of their Affiliates are adverse parties) and (iii) Seller's preparation of its financial statements and tax returns. Subject to Section 6.3 hereof, Parent and Seller, at Parent's or Seller's expense, may make copies of any such records as may be necessary or appropriate for Seller's use in connection with the foregoing. From and after the Closing Date, Purchaser shall afford to DOE, applicable Accrediting Bodies and other regulatory authorities access to the School's books and records as required by applicable law or regulations. For a period of seven (7) years from the Closing Date or until the expiration of the record retention period under relevant Federal, state or Accrediting Body requirements, if longer, Purchaser shall not destroy or otherwise dispose of any books or records of the School related to periods prior to the Closing Date without prior notice to Seller. Seller shall have the option to take possession of any such books or records which Purchaser elects to dispose of or destroy. Notwithstanding the foregoing, Purchaser shall preserve and protect all books, documents, papers, computer programs and records pertaining in any manner to the administration by Parent or Seller of federal student financial assistance programs pursuant to Title IV with respect to the School for at least the period of time specified under applicable law and regulation.

          (f) Insurance. From and after the Closing Date and until the Deferred Payment Escrow Amount is paid in full, Purchaser shall maintain such insurance policies as are adequate, in both scope and amount, for the School.

          (g) Substitution of Undertakings. Purchaser shall use its good faith efforts to promptly substitute Purchaser's undertaking, guarantee, bond or other commitment for each undertaking, guarantee, bond or commitment, as the case may be, made by Seller, Parent or any of their Affiliates in support of or relating to any permit, contract, authorizations, Accreditation or license from any such entity pertaining exclusively to the School, except to the extent such undertaking, guarantee, bond or other commitment relates to permits, contracts, authorizations, Accreditations or licenses which are not or cannot be transferred to Purchaser pursuant to this Agreement.

          4.     Representations and Warranties of Seller and Parent.

          As a material inducement to Purchaser to enter into this Agreement and to purchase the Assets and assume the Assumed Liabilities, Seller and Parent hereby jointly and severally represent and warrant as of the date hereof that:

          4.1.   Organization and Corporate Power.

          Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the State of Mississippi. Seller is qualified to do business as a foreign corporation and is in good standing in the State of Washington and all other states in which the nature of Seller's operations require Seller to so qualify, except where failure to so qualify would not have a material adverse effect on the business or operations of the School. Each of Seller and Parent has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and to consummate the transactions contemplated hereby. Seller is not, and for the past five (5) years has not been, engaged in any business other than the operation of private, post-secondary vocational schools, including the School, and activities directly related thereto. The copies of Seller's articles of incorporation and bylaws which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          4.2.   Ownership of Seller and School.

          Seller is a wholly-owned Subsidiary of Parent. The School is owned and operated by Seller directly, and no other Person has any ownership interest in the School No other Person has any right, option, warrant, subscription or other arrangement to purchase shares of capital stock of Seller or to otherwise acquire any other equity interest in Seller or the School, other than security interests and liens of lenders which will be cured or removed no later than the Closing.

          4.3.   Capacity; Authorization; Binding Effect, Etc.

          Each of Seller and Parent has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. This Agreement has been, and each other document to be executed by Seller or Parent in connection herewith, as of the Closing, will have been, duly executed and delivered by Seller or Parent, or both, as appropriate, and (assuming the due authorization, execution and delivery hereof and thereof by Purchaser and CEC, as applicable), this Agreement is, and each such other document or agreement will be, a valid and binding obligation of Seller, or Parent, or both, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          4.4.   No Conflicts, Etc.

          Except as set forth in Schedule 4.4, the execution, delivery and performance of this Agreement and each other document being executed by Seller or Parent, or both, in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) to the best of Seller's knowledge, violate any provisions of law applicable to Seller or Parent; (b) except as set forth in Schedule 4.4 attached hereto, with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Seller or Parent, or any material instrument, license, agreement or commitment to which Seller or Parent is a party or by which any of their assets or properties are bound; (c) constitute a violation of any order, judgment or decree to which Seller or Parent is a party or by which any of their assets or properties is bound; or (d) to the best of Seller's knowledge, other than as set forth in Schedule 4.4, require any approval of, or filing or registration with, any governmental entity or Accrediting Body that is required to be obtained or made by Seller or Parent.

          4.5.   Subsidiaries; Investments.

          Seller has no Subsidiaries and has had no Subsidiaries during the five
(5) years prior to the date hereof.

          4.6.   Compliance with Laws; Licenses and Permits.

          Except as set forth in Schedule 4.6(a) attached hereto, to the best of Seller's knowledge, neither Seller nor Parent is in violation of any law or any regulation or requirement which violation might reasonably be expected to have a material adverse effect upon the financial condition, operating results, Accreditation or business of the School, and neither Seller nor Parent has received notice of any such violation. Except as set forth in Schedule 4.6(a) attached hereto, neither Seller nor Parent has received any notice of any violations of the Occupational Safety and Health Act, as amended, or any similar state or local laws, rules or regulations, relating to the School. Seller currently maintains all licenses, Accreditations, certificates, permits, consents, authorizations, and other governmental or regulatory approvals (the "Licenses and Permits") necessary for Seller to conduct the business and operations of the School as presently being conducted, except where the failure to maintain any such Licenses and Permits would not have a material adverse effect on the operations or financial condition of the School. As of the date hereof, the School has no more than eighty-five percent (85%) of its revenues derived from Title IV funds as determined in accordance with 34 C.F.R. (S) 600.5(d) and has not had more than eighty-five percent (85%) of its revenues so derived since July 1, 1995. Schedule 4.6(b) attached hereto is a true, correct and complete list of all Licenses and Permits held by Seller and the governmental authority or Accrediting Body granting such Licenses and Permits. Except as set forth on Schedule 4.6(b), the Licenses and Permits are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or, to the best of

Seller's knowledge, threatened. Seller has delivered to Purchaser copies of all such Licenses and Permits. Except as set forth on Schedule 4.6(b), Seller has received no notice that any of the Licenses and Permits will not be renewed and to the best of Seller's knowledge, there is no basis for nonrenewal. Seller is accredited by the Accrediting Commission of Career Schools and Colleges of Technology and the Accrediting Commission of the American Culinary Federation Educational Institute, is certified by the DOE as an eligible institution under Title IV and is a party to, and in compliance with, a valid program participation agreement with the DOE with respect to the operations of the School. Except as set forth in Schedule 4.6(c) attached hereto, Seller has not received any notice, not previously resolved, with respect to any alleged violation of the rules or regulations of the DOE or any applicable Accrediting Body in respect of the School, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and not resolved, Seller has disclosed their receipt and disposition to Purchaser in writing prior to the execution of this Agreement. Except as set forth on Schedule 4.6(c) attached hereto, Seller and Parent are not aware of any investigation or review of the School's student financial aid programs or any review of Accreditation of the School by any governmental entity or Accrediting Body.

          4.7.   Recruitment; Admissions Procedures; Attendance; Reports.

          Schedule 4.7(a) attached hereto is a complete list of all policy manuals and other statements of procedures or instruction relating to (a) recruitment of students for the School, including procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with federal, state or Accrediting Body requirements applicable to such procedures; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion (collectively, the "Policy Guidelines"). Seller has delivered to Purchaser true, correct and complete copies of all Policy Guidelines. To the best of Seller's knowledge, and except as disclosed on Schedule 4.7(b) attached hereto or in any other schedule to this Agreement, Seller's operations with respect to the School have, in all material respects, been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable Accrediting Bodies, and other agencies administering state or federal governmental financial assistance programs in which Seller participates, and other applicable laws or regulations. Seller and Parent have submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, for the School ("Compliance Reports") to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable Accreditation standards governing its activities or (ii) laws or regulations governing programs pursuant to which the School or its students receive student financial assistance funding, except where failure to submit such Compliance Reports would not have a material adverse effect on the business or operations of the School. There are no articulation agreements pertaining to the operation of the School. To the best of Seller's knowledge, all forms and records of Seller and the School have been prepared, completed, maintained and filed in all material respects in accordance with all applicable federal and state laws and regulations, and are true and correct in all material respects. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no material deficiencies in respect thereto. To the best of Seller's knowledge and except as previously disclosed in prior audits by DOE, no student at the School has been funded prior to the date for which such student was eligible for funding, and such student's records conform in form and substance to all relevant regulatory requirements.

          4.8.   Cohort Default Rate.

          Schedule 4.8 attached hereto sets forth the published Federal Family Education Loan Program cohort default rate for the School, calculated in the manner prescribed by the DOE and issued to the School, for the federal fiscal years 1992 through 1994. To the best of Seller's knowledge, such schedule is materially accurate in all respects.

          4.9.   Title to the Assets.

          (a) Seller does not presently own, nor has it ever owned any real property, used solely in connection with the business and operations of the School.

          (b) The only real properties leased or otherwise used, operated or occupied by Seller or the School are the School's leased facilities (the "Leased Facilities") located at 1316 SW 13th Avenue, 1099 SW Columbia Street, and 1201-1239 SW Jefferson Street, Portland, Oregon 97201. The leases covering the Leased Facilities (the "Leases") are valid and in full force and effect and are enforceable in all material respects in accordance with their terms.

          (c) All of Seller's operations with respect to the School are conducted at the Leased Facilities, and all of the tangible Assets and records relating to intangible Assets of the School are or as of the Closing will be located at the Leased Facilities; provided, however, that certain records included in the Assets are in the possession of Global Financial Aid Services, Inc. ("Global") as agent for Seller and will remain in the possession of Global, which will retain the records as agent for Purchaser. Except as set forth on Schedule 4.9(c)(i), Seller is not under any contractual or other legal obligation and has not entered into any commitment to make capital improvements or alterations to the Leased Facilities. Seller and, to the best of Seller's knowledge, the landlord under the Leases, are not in default under the Leases, except for defaults due to non-payment which are disclosed on Schedule 4.9(c)(ii) and, to the best of Seller's knowledge, no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder. Seller enjoys peaceful and undisturbed possession under the Leases, and to the best of Seller's knowledge the Leased Facilities are not subject to any zoning, ordinance or other restrictions which would prohibit the use and enjoyment of the Leased Facilities in the manner in which the Leased Facilities are currently used. Seller and Parent have no knowledge of any condemnation proceedings relating to the Leased Facilities. To the best of Seller's knowledge, the Leased Facilities and Seller's use thereof are in compliance in all material respects with all applicable laws, including without limitation, the Americans with Disabilities Act.

          (d) Except for the leased or licensed Assets set forth on Schedule 4.9(d) attached hereto, Seller has the power, legal capacity and authority to transfer, convey and deliver the Assets and Seller owns outright, and has good and marketable title to, all of the Assets, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than Assumed Liabilities and liens for current taxes not yet due and payable and liens which will be released effective on or prior to the Closing Date. All leases for tangible personal property used by Seller in connection with the operation of the School are valid and in full force and effect and enforceable in all material respects in accordance with their terms. Except as set forth in Schedule 4.9(d) attached hereto, neither Seller nor, to the best of Seller's knowledge, any of the other parties thereto, is in default under any such lease or license, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

          (e) The equipment and machinery at the School which is owned or leased by Seller or Parent and used in connection with the operation of the School is listed on Schedule 4.9(e) attached hereto, and, to the best of Seller's knowledge, is in customary amounts maintained by Seller. Except as set forth in Schedule 4.9(e), neither Seller nor Parent has received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Assets which remains uncured or has not been resolved.

          (f) The School does not operate, nor during the past five (5) years has it operated, any Additional Location.

          (g) The Curricula constitutes all of the Curricula currently used in courses currently offered at the School.

          (h) Except for the name "Phillips Colleges" and any derivatives thereof, and any trademarks, Tradenames or servicemarks related thereto, the Intellectual Property constitutes all the patents, trademarks, Tradenames, servicemarks, copyrights, know-how, Curricula and trade secrets owned by Seller and used exclusively in connection with the operation of the School, and, except for leased or licensed Assets set forth on Schedule 4.9(d), constitutes all the patents, trademarks, servicemarks, copyrights, know-how, Curricula and trade secrets otherwise necessary to the business and operations of the School.

          4.10.  Material Miscellaneous Contracts.

          Schedule 4.10 attached hereto sets forth a true, complete and correct list of all material contracts, agreements, and commitments relating to the operation of the School (hereinafter collectively referred to as the "Material Miscellaneous Contracts") other than (a) the Leases, (b) leases and licenses listed on Schedule 4.9(d) attached hereto, and (c) Plans listed on Schedule 4.19 attached hereto. True, complete and correct copies of all Material Miscellaneous Contracts, together with all amendments thereto, have heretofore been delivered or otherwise made available to Purchaser. The Material Miscellaneous Contracts constitute legal, valid and binding obligations of Seller or Parent, as applicable, and to the best of Seller's knowledge, the other parties thereto, and to the best of Seller's knowledge are in full force and effect. Seller is not in material default or, to the best of Seller's knowledge, alleged to be in material default on any term of any such Material Miscellaneous Contract. Except as noted on Schedule 4.10 attached hereto, the consummation of the transactions contemplated by this Agreement does not require the consent or approval of any party to any Material Miscellaneous Contract.

          4.11.  Tradenames; Confidential Information.

          (a) All tradenames, trademarks or service marks used or useful in connection with the operation of the School, and all forms, derivatives and graphic presentations thereof, including forms of the tradename "Western Culinary Institute" (but excluding the tradenames "Phillips Colleges," "Western Business College" and any related trademarks or servicemarks) (collectively, the "Tradenames"), having material value to the operation of the School are set forth on Schedule 4.11(a) attached hereto. To the best of Seller's knowledge, Seller has exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 4.11(a) sets forth all registrations (including the jurisdictions thereof) of each Tradename as a trademark, servicemark or assumed name. Except as set forth on Schedule 4.11(b), Seller has not licensed any other Person to use any Tradename. Neither Seller nor Parent has been sued or, to the best of Seller's knowledge, threatened with suit for infringement, violation or breach with respect to any Tradename, and to the best of Seller's knowledge, no basis exists for any such suit. Seller and Parent are not on notice of any infringement, violation or breach of the Tradename by any other Person.

          (b) To the best of Seller's knowledge, Seller has the right to use, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, Curricula and any other confidential information required for or used in the operation of the School. To the best of Seller's knowledge, neither Seller nor Parent is in any way making any unlawful or wrongful use of any Tradename, trade secret, customer list, know-how, Curricula or any other confidential information of any third party including, without limitation any former employer of any present or past employee of Seller or Parent employed in connection with the operation of the School.

          4.12.  Financial Statements.

          Seller has previously furnished the Financial Statements to Purchaser. The balance sheets included in the Financial Statements present fairly the assets and liabilities of Seller relating to the School covered thereby as of the respective dates thereof, and the related statements of operations present fairly the results of operations of Seller relating to the School for the respective periods covered thereby. The Financial Statements have been prepared in accordance with GAAP (except that the Interim Financial Statements are not accompanied by all footnotes required by GAAP and are subject to customary year end adjustments), are correct and complete in all material respects and fairly present the financial position of the School as of the dates of such Financial Statements, and the results of operations and changes in financial position for the periods covered by such Financial Statements. Seller has maintained the School's books and records in accordance with applicable laws, rules and regulations and with GAAP, and such books and records are, and during the periods covered by the Financial Statements were, correct and complete in all material respects, fairly reflecting the income, expenses, assets and liabilities of the School. Except as set forth in Schedule 4.12 attached hereto, Seller is not required to provide any letters of credit, guaranty or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of operations of the School. As of the date hereof, Seller has no material indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which relate to the School other than:

          (a) those set forth or reserved against in the balance sheets included in the Financial Statements for the fiscal years then ended or disclosed in the footnotes to such Financial Statements, to the extent set forth, reserved against or in the case of footnote items, disclosed;

          (b) those set forth or reserved for in the Interim Financial Statements, or those which would have been disclosed in footnotes to such Interim Financial Statements, if footnotes had been prepared and which have been disclosed in writing to Purchaser, to the extent set forth, reserved against or, in the case of footnote items, disclosed;

          (c) except as set forth on Schedule 4.12(c) attached hereto, those incurred since the Interim Balance Sheet Date in the ordinary course of business and consistent in nature with past practice, or those which would have been disclosed in footnotes if footnotes had been prepared and which have been disclosed to Purchaser in writing, to the extent set forth, reserved or, in the case of footnote items, disclosed; and

          (d) those constituting Assumed Liabilities not required to be disclosed in financial statements prepared in accordance with GAAP.

There are no long-term fixed or contractual liabilities relating to the operation of the School which are required to be assumed by Purchaser in order to continue to operate the School in all material respects as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements where required by GAAP or which are not otherwise disclosed or set forth in this Agreement or any schedule hereto or in the Assignment and Assumption Agreement. Other than obligations in respect of Prepaid Tuition, the School has no obligations in respect of refundable deposits.

          4.13.  Receivables.

          The student accounts receivable of Seller relating to the School, except to the extent of the allowance for cancellations and doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller relating to the School, are recorded correctly on the applicable books and records of Seller and the School, and, to the best of Seller's knowledge, are collectable in accordance with prior experience in the ordinary course of business, subject in the case of certain receivables to reserves established for such receivables in the Financial Statements. To the best of Seller's knowledge, such receivables are not subject to any defense, counterclaim or setoff or trade discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines), and Seller and Parent have no knowledge of any facts or circumstances which would cause any of such receivables to have to be written down or written off in amounts which in the aggregate would be in excess of reserves established for such receivables in the Financial Statements.

          4.14.  Inventories.

          The only inventories maintained by Seller in connection with the operation of the School consist of supplies used in the ordinary course of business of the School. To the best of Seller's knowledge, such supplies are usable in all material respects in the ordinary and regular course of business, are in all material respects fit for the purpose for which they were purchased and, at the date of this Agreement, are in amounts consistent with Seller's customary practices.

          4.15.  [Intentionally omitted]

          4.16.  Litigation, Etc.

          Except as set forth in Schedule 4.16 attached hereto, there are no actions, suits, proceedings, orders, investigations, inquiries or claims pending or, to the best of Seller's knowledge, threatened against or affecting the School or Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or Accrediting Body; to the best of Seller's knowledge, neither Seller, Parent, nor the School is the subject of any governmental investigations or inquiries affecting the School (including inquiries as to the qualification to hold or receive any of the Licenses and Permits); and, to the best of Seller's knowledge, there is no basis for any of the foregoing. There are no other actions, suits, proceedings, orders, investigations or claims pending, or to the best of

Seller's knowledge, threatened in writing against or affecting Seller, Parent or their Affiliates generally (including claims with respect to any Plans) which if adversely decided would have a material adverse effect on the School or its properties taken as a whole.

          4.17.  Insurance.

          Schedule 4.17 attached hereto sets forth all insurance coverages maintained by Seller or Parent on the Leased Facilities, the other Assets, and the operations of the School, including a list of all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other similar insurance, and all binders for insurance to be purchased on or before Closing in order to replace policies expiring prior to the Closing. Copies of binders for such policies have been previously delivered to Purchaser. Except as set forth in
Schedule 4.17 attached hereto, such policies and binders are in full force and effect, and there is no material breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. Except as set forth in Schedule 4.17 attached hereto, there are no claims pending or threatened under any of said policies pertaining to the School or disputes with underwriters regarding coverage under such policies pertaining to the School. Except as set forth on Schedule 4.17, the execution and delivery of this Agreement will not result in the loss to Seller or Parent of any of the insurance policies listed, or impair the rights of Seller or Parent with respect to liabilities arising, in connection with the operation of the School prior to the Closing. Within five (5) years prior to the date hereof, neither Seller nor Parent has been denied insurance for the School, or been offered insurance for the School only at a commercially prohibitive premium.

          4.18.  Environmental Matters.

          In connection with the operations of the School, except as set forth in Schedule 4.18 attached hereto, neither Seller nor Parent has generated, transported, stored, treated or disposed of, nor has it allowed or arranged for any third persons to generate, transport, store, treat or dispose of, any Hazardous Substance to or at: (a) any location other than a site lawfully permitted to receive such Hazardous Substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor, to the best of Seller's knowledge, has Seller or Parent performed, arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment in violation of any Environmental Law, except where such violation would not have a material adverse effect on the business or operations of the School. Except as set forth in

Schedule 4.18, attached hereto, to the best of Seller's knowledge, no generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any Hazardous Substance in violation of any Environmental Law, has occurred or is occurring at the Leased Facilities or, to the best of Seller's knowledge, any other Leased Facilities previously owned or operated by Seller. Except as set forth in Schedule 4.18 attached hereto, neither Seller nor Parent has received notification of, nor is it aware, of, any past or present failure by the School to comply with any Environmental Law, including without limitation the requirements of any permits, franchises, licenses or orders issued pursuant to any Environmental Law, applicable to the School or its operations. Except as set forth on Schedule 4.18, neither Seller nor Parent has received any notification, nor is it aware of, any past or present failure by Seller or Parent to comply in any material respect with any Environmental Law, including without limitation the requirements of any permits, franchises, licenses or orders issued pursuant to any Environmental Law applicable to the Seller's or Parent's operations other than the School, which failure may result in judicial, regulatory or other legal proceedings that would have a material adverse impact on the operations of the School or result in the imposition of any lien, claim, assessment or other encumbrance against the Assets. Except as set forth on Schedule 4.18, to the best of Seller's knowledge, the Leased Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks. Neither Seller nor the School has received notice from any governmental entity requiring any removal or other remediation with respect to asbestos or polychlorinated biphenyls located at the Leased Facilities.

          4.19.  Employee Benefit Plans.

          Schedule 4.19 attached hereto lists all Plans of Seller covering employees of the School that the Seller maintains, to which it contributes, or to which it has an obligation to contribute with respect to any current or former employee of the Seller, or with respect to which Seller otherwise is reasonably expected to have any liability or potential liability (whether or not any such Plan has terminated or whether or not any such Plan is or was maintained for current or former employees of Seller or current or former employees of any other member of the controlled group of companies (within the meaning of Internal Revenue Code Sections 414 (b) and (c)) of which Seller is or ever was a member.

          (a) Except as disclosed in Schedule 4.19, the Seller and Parent do not contribute to, or have not contributed to during the immediately preceding five (5) year period, or do not have any obligation to contribute to or otherwise have any liability or potential liability with respect to
     (i) any multiemployer plan as defined in (S) 4001, et seq. of ERISA, or
     (ii) any Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Internal Revenue Code (and regulations promulgated thereunder), or (iii) any Plan that is subject to the funding requirements of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or
     (iv) any employee commission, bonus, or incentive compensation plan(s).

          (b) Each Plan that covers employees of the Seller and that is intended to be qualified under Section 401(a) of the Internal Revenue Code, and each trust (if any) forming a part thereof, has received a favorable determination letter, covering tax law changes up through and including the Tax Reform Act of 1986, as amended, from the Internal Revenue Service as to the qualification under the Internal Revenue Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

          (c) No underfunded defined benefit plan has been, during the five years preceding the Closing Date, transferred out of the controlled group of companies (within the meaning of Internal Revenue Code Sections 414(b) and (c)) of which Seller is a member or was a member during such five (5) year period.

          (d) As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of Seller or the School or to current employees thereof after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder.

          4.20.  Employment Matters.

          Except as set forth in Schedule 4.20(a) attached hereto, to the best of Seller's knowledge, Seller and Parent are in compliance in all material respects with all federal, state and local laws, rules and regulations affecting employment and employment practices of Seller and Parent relating to the School, including terms and conditions of employment, employment discrimination and wages and hours, and neither Seller nor Parent is engaged in any unfair labor practices with respect to individuals employed by or providing services to Seller or Parent in connection with the operation of the School; neither Seller nor Parent is aware of, nor has either of them received any written or other notice of, any complaints against Seller or Parent with respect to individuals employed by or providing services to Seller or Parent in connection with the operation of the School pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or, to the best of Seller's knowledge, threatened with respect to any individuals employed by or providing services to Seller or Parent in connection with operation of the School; to the best of Seller's knowledge no labor organization activities have occurred with respect to such employees during the past three (3) years; there are no collective bargaining agreements binding on Seller or Parent relating to the operation of the School; to the best of Seller's knowledge, no grievances have been asserted by any labor organization against Seller or Parent with respect to individuals employed by or providing services to Seller or Parent in connection with the operation of the School; and neither Seller nor Parent has experienced any work stoppage by such employees during the last three (3) years. Schedule 4.20(b) attached hereto contains a list of all employees of Seller and all material consultants to Seller or Parent (including, without limitation, sales representatives and other recruiters), other than attorneys and accountants, who are employed or providing services in connection with the operation of the School including: name; length of service; job title; rate of base salary, bonuses and other incentive compensation; and identifying all contracts, agreements, commitments and arrangements, written or oral, with such employees or consultants. Sales representatives and other recruiters for the School, whether employed directly by or otherwise engaged by Seller or Parent, are licensed or registered in accordance with all applicable federal, state and local laws, rules and regulations. No such sales representative or other recruiter receives commissions, bonuses or other contingency payments based, directly or indirectly, on the enrollment of students by such individual. True, correct and complete copies of all agreements between Seller or Parent and such employees or consultants and all amendments thereto have been provided to Purchaser. Seller and Parent have performed all of their obligations under such agreements and are not in default or violation and, to the best of Seller's knowledge, the other parties thereto are not in default or violation, thereunder.

          4.21.  Tax Matters.

          Seller and Parent have completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes related to the School required to be filed by either of them, and such returns are true and correct in all material respects. Seller and Parent have paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. The last taxable year with respect to which the federal income tax returns of Seller or Parent have been examined by the Internal Revenue Service was 1994. Neither Seller nor Parent is a party to, nor to the best of Seller's knowledge, expected to become a party to, any pending or threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the business and operations of the School.

          4.22.  Brokerage.

          Neither Seller nor Parent has retained any broker or finder, and neither will be obligated to pay any brokers' or finders' fee, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except for the retention of the management consulting firm of Alvarez & Marsal, Inc. ("A&M") by Parent and fees payable in connection therewith. Parent is responsible for fees payable to A&M in respect of the transactions contemplated by this Agreement.

          4.23.  Affiliate Transactions.

          Except as set forth in Schedule 4.23 attached hereto or as specifically contemplated hereby, no Affiliate of Seller or Parent is a party to any agreement, contract, commitment or transaction with Seller or Parent regarding the School, or has any material interest in any material property used in connection with the operations of the School.

          4.24.  Absence of Certain Changes.

          Except as contemplated by this Agreement or as set forth on Schedule
4.24 attached hereto, from the Interim Balance Sheet Date until the date hereof there has not been, occurred or arisen with respect to the School:

          (a) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of Seller or Parent used in connection with the operations of the School (tangible or intangible), except in the ordinary course of business;

          (b) other than in the ordinary course of Seller's operation of the School and consistent with Seller's past and present business practices,
     (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, director, agent or officer of Seller employed or providing services in connection with the operation of the School or any payment, grant or accrual to or for the benefit of any such employee, director, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, director, agent or officer is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, director, agent or officer;

          (c) any damage, destruction or loss, whether or not covered by insurance, materially adverse to the Assets;

          (d) any change in any material respect in the business policies or practices of Seller or Parent relating to the School or a failure of Seller or Parent to operate the School in the ordinary course with a view to preserving such business intact, to retaining the services of the present officers, employees and agents of Seller and Parent employed or providing services in connection with the operation of the School and with a view to preserving the business relationships of Seller, Parent and the School with, and the goodwill of, students, sales representatives, suppliers, Accrediting Bodies, governmental authorities and others; or

          (e) any agreement, whether in writing or otherwise, to take any action described in this Section 4.24.

          4.25.  Indebtedness.

          Schedule 4.25 attached hereto contains a true, correct and complete list of all indebtedness of Seller for borrowed money, including capitalized leases, relating to the business or operations of the School, and the balances owing thereunder as of the date hereof.

          4.26.  Delivery of Documents.

          True, correct and complete copies of all Leases, Material Miscellaneous Contracts, Plans, Policy Guidelines and other documents, instruments, agreements and records of Seller and Parent described on schedules to this Agreement and relating to the Assets, the

Assumed Liabilities, the representations and warranties of Seller and Parent contained in this Agreement or the operation of the School, have been delivered or made available to Purchaser.

          4.27.  Disclosure.

          Neither this Agreement, nor any of the schedules, exhibits, attachments, written statements, documents, certificates or other items prepared or supplied to Purchaser in writing by or on behalf of Seller or Parent with respect to the transactions contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

          5.     Representations and Warranties of Purchaser and CEC.

          As a material inducement to Seller and Parent to enter into this Agreement and to sell the Assets, Purchaser and CEC hereby represent and warrant as of the date hereof that:

          5.1.   Organization and Corporate Power.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of its operations requires, or as of the Closing will require, it so qualify, except where failure to so qualify would not have a material adverse effect on the business or operations of Purchaser. Purchaser has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and to consummate the transactions contemplated hereby. The copies of Purchaser's articles of incorporation and by-laws which have been furnished to Seller reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. CEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of its operations requires, or as of the Closing will require, it so qualify, except where failure to so qualify would not have a material adverse effect on the business or operations of CEC. CEC has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and to consummate the transactions contemplated hereby. The copies of CEC's articles of incorporation and by-laws which have been furnished to Seller reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

          5.2.   Capacity; Authorization, Binding Effect, Etc.

          Each of CEC and Purchaser has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed by it in connection herewith to which it is a party. This Agreement has been, and each such other document and agreement to be executed in connection herewith, as of the Closing, will have been, duly executed and delivered by CEC and Purchaser, or both, as appropriate, and (assuming the due authorization, execution and delivery hereof and thereof by Seller and

Parent, as applicable), this Agreement is, and each such other document or agreement will be, a valid and binding obligation of Purchaser or CEC, or both, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3.   No Conflicts, Etc.

          The execution, delivery and performance of this Agreement by Purchaser or CEC and each other document being executed by Purchaser or CEC, in connection herewith, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) to the best of Purchaser's knowledge, violate any provisions of law applicable to Purchaser or CEC; (b) except as set forth in
Schedule 5.3 attached hereto, with or without the giving of notice or passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Purchaser or CEC, or any material instrument, license, agreement or commitment to which Purchaser or CEC is a party or by which any of their assets or properties are bound; (c) constitute a violation of any order, judgment or decree to which Purchaser or CEC is a party or by which any of their assets or properties are bound; or (d) to the best of Purchaser's knowledge, other than as contemplated by Schedule 5.3, require any approval of, or filing or registration with, any governmental entity or Accrediting Body that is required to be obtained or made by Purchaser or CEC, other than approvals, filings and registrations which have been previously obtained or made, or which are required and will be obtained or made in the ordinary course of Purchaser's or CEC's business and operations.

          5.4.   Litigation.

          There are no actions, suits, proceedings, arbitrations, orders, governmental investigations, inquiries or claims pending against or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser or CEC at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or Accrediting Body; seeking to enjoin, restrain or delay the consummation of the transactions contemplated by this Agreement and to the best of Purchaser's knowledge, there is no basis for the foregoing.

          5.5.   Brokerage.

          Neither Purchaser nor CEC has retained any broker or finder, and neither will be obligated to pay any brokers' or finders' fee, in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

          5.6.   Title IV Program Liabilities.

          Neither Purchaser nor CEC, nor any of their Affiliates who exercises substantial control over any other private post-secondary school or other institution subject to Title IV, owes a liability for a violation of a Title IV program requirement that may reasonably be anticipated to be an impairment to certification of Purchaser under 34 C.F.R. Section 668.15(c).

          5.7.   Disclosure.

          Neither this Agreement, nor any of the schedules, exhibits or attachments hereto prepared or supplied by Purchaser or CEC, or any documents, certificates or other written agreements delivered by or on behalf of Purchaser or CEC with respect to the transactions contemplated hereby, contain any untrue statement of material fact or omit a statement of material fact necessary to make such statements not misleading in light of the circumstances in which such statements were made.

          6. Noncompetition; Non-Solicitation; Confidential Information, Exclusive Dealing.

          6.1.   Noncompetition Agreement.

          Seller and Parent agree that for a period commencing on the date hereof and ending four (4) years after the Closing Date (the "Noncompetition Period"), neither Seller nor Parent shall have any interest in or engage in, either directly or indirectly, as a manager, independent contractor, consultant, partner, participant or stockholder, any business, whether for profit or not-for-profit, that offers classes, courses or instruction in cooking or other culinary arts, restaurant operation or management, or similar activities, including without limitation any area of study or curriculum in which the School offers courses as of the Closing Date (the "Competitive Activities"), other than businesses engaged in such activities currently owned by Parent or one of its Subsidiaries. Seller and Parent hereby acknowledge that Purchaser intends to promote the School throughout the United States, and that the geographical scope of this Agreement is intended to encompass all Competitive Activities engaged in anywhere in the United States, its possessions and territories. Nothing herein shall prevent Parent from (a) continuing to own, operate and/or transfer or dispose of any of the other post-secondary vocational or career schools or assets used therein and owned by Parent or its Subsidiaries as of the date hereof which are not to be purchased hereunder (collectively the "Retained Schools"), or (b) owning less than five percent (5%) of the capital stock of a company whose stock is publicly traded and which is engaged in Competitive Activities.

          6.2.   Non-Solicitation Agreement.

          During the Noncompetition Period, Seller and Parent shall not, directly or indirectly, for their own behalf or on behalf of any Person, governmental entity or Accrediting Body, solicit, aid, or induce (a) any employee of Purchaser or its Affiliates to leave Purchaser or its Affiliates in order to accept employment with or render services for Seller or Parent or such Person, governmental entity or Accrediting Body or (b) any student, customer, client, vendor, lender, supplier or sales representative of Purchaser or its Affiliates or similar persons engaged in business with Purchaser or its Affiliates to discontinue the relationship or reduce the amount of business done with Purchaser or its Affiliates; provided, however, that nothing herein shall prohibit Seller or Parent from doing business with any vendors, lenders, suppliers or similar persons in connection with the business and operations of the Retained Schools or Parent's and Parent's Affiliates' other operations. For purposes hereof, Purchaser and its Affiliates shall include CEC and each of its direct or indirect subsidiaries, whether now existing or subsequently created.

          6.3.   Confidential Information.

          Seller and Parent acknowledge and agree that they are in possession of Confidential Information (as defined herein) relating to the School. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, Curricula, properties and operations of the School, including, without limitation, all student and prospective student lists, supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the School or Purchaser (including, without limitation, personnel files and student records). During the Noncompetition Period and at all times thereafter, Seller and Parent will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of themselves or any third party, except (i) as required in the performance of Seller's and Parent's duties and obligations pursuant to the Service Agreement or this Agreement, (ii) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, however, that Seller and Parent shall, to the extent practicable, give Purchaser prior written notice of any such required disclosure and shall cooperate with Purchaser in obtaining a protective order or such similar protection as Purchaser may deem appropriate to preserve the confidential nature of such information. In addition, any Confidential Information common to both the School and Retained Schools may be used or transferred by Seller and Parent in connection with the operations and disposition of the Retained Schools. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any wrongful action by Seller or Parent, becomes generally available to the public. Upon termination of the Service Agreement, Seller and Parent shall promptly return to Purchaser (or, at Purchaser's written request, destroy) all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of Seller or Parent used exclusively in connection with the operation of the School and, to the extent requested by Purchaser in writing, copies or originals of all physical embodiments of the Confidential Information (regardless of form or medium) common to both the School and the Retained Schools (provided that information with respect solely to the Retained Schools may be excised from any such copies). Notwithstanding the foregoing, nothing in this Section 6.3 shall be construed to impair or restrict Seller's right to disclose to any Person, governmental entity or Accrediting Body information regarding the Retained Schools or Seller's or Parent's general corporate operations not specific to the School.

          6.4.   Remedies.

          The parties hereto each recognize that the other parties hereto will suffer irreparable injury in the event of a breach of the terms of this Section 6 by Seller or Parent. Notwithstanding any provision to the contrary contained herein, including without limitation the provisions of Section 9, in the event of a breach of the terms of this
Section 6, Purchaser shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without bond, to restrain the violation of this Section 6 by Seller or Parent and any Person, governmental entity or Accrediting Bodies acting for or in concert with Seller or Parent.

          6.5.   Scope of Restriction.

          The parties have attempted to limit the scope of the covenants set forth in this Section 6 to the extent necessary to provide Purchaser with the benefit of its purchase of the School from Seller. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified, consistent with the original intent of the parties.

          6.6.   Termination Upon Recission.

          Upon any recission of the transactions contemplated hereby pursuant to
Section 10, all provisions of this Section 6 shall be of no further force and effect on Seller and Parent with respect to the Confidential Information.

          6.7.   Additional Covenants of Seller and Parent Pending Closing.

          Pending the Closing, Seller and Parent shall cooperate fully with Purchaser, its officers, employees, representatives and agents in connection with accomplishing the satisfaction of all conditions to the Closing and with all other matters relating to the consummation of the transactions contemplated by this Agreement. Pending the Closing and subject to all the limitations contained in and provisions of the Family Educational Rights and Privacy Act of 1974, 20 U.S.C. (S) 1232g, as amended, and any other relevant requirements of federal or state law, Seller shall afford to all representatives of Purchaser reasonable access during normal business hours to the assets, properties, books, financial statements, work papers and records of Seller related to the School in order that Purchaser have full opportunity to make investigations of the School and the Assets. In addition, Seller shall use good faith efforts to assist Purchaser in obtaining any required accreditation from any Accrediting Body reasonably necessary for Purchaser's operation of the Schools, including furnishing Purchaser such necessary information and reasonable assistance as Purchaser may request in connection with its preparation of necessary filings, submissions or applications to any such Accrediting Body in connection with the transactions contemplated hereby. Furthermore, during the period from the date of this Agreement to the Closing Date, Seller and Parent shall conduct no business and incur or assume no liabilities or obligations of any kind or nature relating to the School, the Assets or this Agreement, except for such business, liabilities and obligations as may be conducted or incurred in the ordinary course of business of the School or as expressly permitted or required by the terms of this Agreement or as to which Purchaser may consent in writing.

Seller shall promptly notify Purchaser of any occurrence or event that would or is likely to make untrue any representation or warranty of Seller or Parent made in Section 4 as of the Closing Date, or which would or is likely to result in an inability to satisfy any condition set forth in Section 8. During the period from the date of this Agreement to the Closing Date, Seller shall conduct its operations at the School only according to its ordinary and usual course of business and use its good faith efforts to preserve intact its business organization, keep available the services of its employees and maintain satisfactory relationships with Accrediting Bodies, governmental authorities, suppliers, agents, students and others having business relationships with the School. Seller shall notify Purchaser of any unexpected emergency or other change in the normal course of the business of the School, and of any Accrediting Body or governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving Seller, the Assets or the School, and shall keep Purchaser fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith, subject to the limitations contained in and the provisions of the Family Educational Rights and Privacy Act of 1974 and any other relevant requirements of federal or state law.

          6.8.   Key Employees.

          During the period from the date of this Agreement to the Closing Date, Seller and Parent shall use their good faith efforts to retain the services of all senior managerial employees of the School. During the period from the date of this Agreement to the Closing Date, Seller shall not offer any employee or sales representative of the School any other employment with Seller, any of the Retained Schools, Parent or any of their Affiliates without the prior written consent of Purchaser.

          6.9.   Exclusive Dealing.

          During the period from the date of this Agreement to the earlier of
(a) the Closing Date or (b) the date of termination of this Agreement pursuant to Section 11.1 hereof, Seller and Parent shall not, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or (except as contemplated by this Agreement) provide any information to, any Person, other than Purchaser and CEC, concerning any proposed purchase of the School or the Assets or any similar transaction involving the School or Parent's or Seller's interest in the School.

          6.10.  Additional Covenants of CEC and Purchaser Pending Closing.

          CEC and Purchaser covenant and agree that from and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1 hereof, Purchaser (a) shall use its good faith efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's obligations to consummate and complete the transactions contemplated by this Agreement, including without limitation the sale of the School provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms; (b) shall not interfere with the performance by Seller or Parent of their obligations under this Agreement; and (c) shall promptly coordinate with Seller or Parent the preparation and filing of any preacquisition notification to the FTC with respect to the School required by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, if necessary.

          7.     Conditions to Purchaser's Obligations.

          The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the waiver in writing by Purchaser, on or before the Closing Date, or such other date as is set forth herein, of the conditions set forth below:

          7.1.   Cohort Default Rates.

          Neither Seller nor Parent shall have received notification from the DOE at any time prior to the Closing Date that the School's Federal Family Education Loan Program cohort default rate for fiscal year 1994 is equal to or greater than twenty-five percent (25%).

          7.2.   Truth of Representations and Warranties.

          The representations and warranties of Seller and Parent contained in this Agreement and in any certificate delivered by Seller or Parent in accordance with the terms hereof shall be true and correct with respect to Seller and Parent in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak of a particular date and except to the extent that any failure to satisfy this requirement does not have a material adverse effect on the Assets, or the business or operations of the School, taken as a whole), and Seller and Parent shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.3.   Performance of Agreements.

          Each and all of the agreements of Seller and Parent to be performed on or before the Closing Date pursuant to the terms hereof shall have been fully performed in all material respects, each of the documents, agreements and other items to be delivered to Purchaser pursuant to Section 3.1 shall have been delivered, and Seller shall have delivered to Purchaser a certificate, dated the Closing Date, to such effect.

          7.4.   No Material Adverse Change.

          Since the date of this Agreement, there shall have been no material adverse change in the properties, business, assets, results of operations, or condition (financial or otherwise) of the School taken as a whole, and Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, to such effect.

          7.5.   Litigation.

          No statute, law, regulation or order shall have been enacted, issued, promulgated or entered by any governmental entity and no injunction or order of any court or other governmental body or Accrediting Body shall have been entered, in either case, which prohibits or restricts the transactions contemplated hereby, and no action or proceeding shall have been instituted or threatened by any Person, governmental entity or Accrediting Body before a court or other governmental body or Accrediting Body, (i) seeking to restrain or prohibit any of the transactions contemplated hereby or (ii) challenging or questioning the right, title or interest of Seller in and to the Assets to be transferred under this Agreement or the right of Seller to transfer validly all of such right, title and interest in and to such Assets to Purchaser, except to the extent such events do not have a material adverse effect on the transactions contemplated by this Agreement.

          7.6.   Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory, in all material respects, in form and substance to Purchaser and its counsel, and Purchaser shall have received copies of all such documents and other evidence as Purchaser or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          7.7.   Consents and Approvals.

          Purchaser shall have obtained the consents and approvals set forth in
Section 3.1(i).

          7.8.   Agreement with DOE.

          Parent shall have (a) entered into an agreement with DOE, which Agreement has become effective, settling certain disputes between Parent and DOE on terms consistent with that certain March 12, 1996 letter attached hereto as Exhibit B hereto and resolving, without further liability to Purchaser, all matters disclosed in Paragraph I.B of Schedule 4.6(a) and Paragraph B.1 of
Schedule 4.16, (b) delivered a copy of such agreement to Purchaser, including the schedules and exhibits thereto (provided, that Parent may redact those provisions (and related schedules and exhibits) of such agreement not related to Purchaser's rights, obligations and liabilities as a successor owner of the School), and (c) delivered to Purchaser a certificate, signed by an officer of Parent, certifying (i) that all conditions to the effectiveness of such agreement have been satisfied, (ii) that the redacted copy of such agreement does not omit any provision relating to or otherwise affecting the limitations on liability of Purchaser as buyer of the School set forth therein, and (iii) that there are no agreements other than such agreement to which Seller and/or Parent and DOE are parties affecting the liability of Purchaser with respect to the School.

          8.     Conditions to Seller's and Parent's Obligations.

          The obligations of Seller and Parent to consummate the transactions contemplated by this Agreement with respect to the School are subject to the satisfaction, or to the waiver in writing by Seller, on or before the Closing Date, of the following conditions:

          8.1.   Truth of Representations and Warranties.

          The representations and warranties of Purchaser and CEC contained in this Agreement and in any certificate delivered by Purchaser or CEC in accordance with terms hereof shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except to the extent such representations and warranties speak of a particular date and except to the extent that any failure to satisfy this requirement does not have a material adverse effect on the Assets, or the business or operations of the School, taken as a whole), and Purchaser and CEC shall have delivered to Seller a certificate, dated as of the Closing Date, to such effect.

          8.2.   Performance of Agreements.

          Each and all of the agreements of Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been fully performed in all material respects, and each of the documents, agreements and other items, to be delivered to Seller pursuant to Section 3.2 shall have been delivered, and Purchaser shall have delivered to Seller a certificate, dated the Closing Date, to such effect.

          8.3.   Litigation.

          No statute, law, regulation or order shall have been enacted, issued, promulgated or entered by any governmental entity and no injunction or order of any court or other governmental body or Accrediting Body shall have entered, in either case, which prohibits or restricts the transactions contemplated hereby, and no action or proceeding shall have been instituted or threatened by any Person, governmental entity or Accrediting Body before a court or other governmental body or Accrediting Body, (i) seeking to restrain or prohibit any of the transactions contemplated hereby, or (ii) unless Purchaser has agreed to waive its right to indemnification with respect thereto, challenging or questioning the right, title or interest of Seller to transfer validly all of such right, title and interest in and to the Assets to be transferred to Purchaser, except to the extent such events do not have a material adverse effect on the transactions contemplated by this Agreement.

          8.4.   Proceedings.

          All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be satisfactory in form and substance, in all material respects, to Seller, Parent and their counsel, and Seller and Parent shall have received copies of all such documents and other evidence as they or their counsel may reasonably request in order to establish the consummation of such transactions and the taking of all appropriate proceedings in connection therewith.

          8.5.   Consents and Approvals.

          Seller and Parent shall have obtained the consents and approvals set forth in Schedule 3.1(i).

          8.6.   Agreement with DOE.

          Parent shall have entered into an agreement with DOE, which has become effective, settling certain disputes between Parent and DOE on terms consistent with that certain March 12, 1996 letter attached as Exhibit B hereto resolving, without further liability to Purchaser, all matters disclosed in Paragraph I.B of Schedule 4.6(a) and Paragraph B.1 of Schedule 4.16.

          9.     Indemnification.

          9.1.   Survival of Representations, Warranties, Covenants and
Agreements.

          (a) All representations and warranties, and all obligations in respect of covenants and agreements of the parties, contained in this Agreement, including the schedules and exhibits attached hereto, and those contained in the Escrow Agreement, the Service Agreement, and the Assignment and Assumption Agreement, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period of two (2) years following the Closing; provided, however, notwithstanding the foregoing, obligations in respect of covenants and agreements of the parties hereto to be performed after Closing shall survive until such covenants and agreements are fulfilled, performed or discharged in full and for a period of two (2) years thereafter.

          (b) Notwithstanding the provisions of Section 9.1(a) and except as provided below, all representations and warranties of the parties contained in this Agreement, including the schedules and exhibits hereto, and those contained in the Escrow Agreement, the Service Agreement, and the Assignment and Assumption Agreement, shall expire, terminate and be of no force and effect (or provide the basis for any claim), and no party shall have any obligation to indemnify under this Section 9 for any claim resulting from breach of any such representation or warranty unless written notice thereof is received within two (2) years after the Closing Date; provided, that the foregoing limitation shall not apply to the breach of any of the representations and warranties of Seller and Parent contained in
     Section 4.9(d) or the bill of sale to be delivered pursuant to Section 3.1(a).

          9.2. Indemnification by Seller and Parent.

          Seller and Parent hereby agree, jointly and severally, to indemnify and hold Purchaser and its Affiliates, and any director, officer, employee, agent, or advisor of any of them, harmless from, against and with respect to any and all demands, claims, actions or causes of action, assessments, liabilities, losses, costs, damages, penalties, charges or expenses, including, without limitation interest, penalties and reasonable counsel and accountants' fees, disbursements and expenses (collectively, "Indemnifiable Losses") arising out of, or related to, (a) any material breach by Seller or Parent of any representation, warranty, covenant or agreement made by Seller or Parent in this Agreement, including the schedules and exhibits hereto, and (b) any matter relating to the operation of the School prior to Closing other than Assumed Liabilities (including, without limitation, any Pre-Closing Financial Aid Irregularities); provided, that in no event shall Seller's and Parent's aggregate liability hereunder with respect to all Indemnifiable Losses arising under clause (a) above exceed the consideration paid to Seller and Parent under this Agreement; provided, further, that notwithstanding the foregoing, there shall be no limit on Seller's liability with respect to Indemnifiable Losses arising under clause (b) of this Section 9.2.

          9.3. Indemnification by Purchaser.

          Purchaser hereby agrees to indemnify, defend and hold Seller, Parent and their Affiliates, and any director, officer, employee, agent or advisor of any of them, harmless from, against and with respect to any and all Indemnifiable Losses arising out of, or related to, (a) any material breach by Purchaser or CEC of any representation, warranty, covenant or agreement made by Purchaser or CEC in this Agreement, including the schedules and exhibits hereto, and (b) any matter relating to the operation of the School by Purchaser after Closing, including, without limitation, Purchaser's obligations in respect of the Assumed Liabilities.

          9.4. Procedures.

          (a) Any claim under Section 9.2 or Section 9.3 shall be made in a written statement signed by the party seeking indemnification which shall specify in reasonable detail each individual item of Indemnifiable Loss and the estimated amount thereof, the date such item was claimed or the facts giving rise to such claim were discovered, the basis for any alleged liability and the nature of the breach or claim to which each such item is related.

          (b) If the indemnifying party does not pay the amount specified in any such statement within thirty (30) days after it has been delivered by the party seeking indemnification, the party seeking indemnification may enforce its right in accordance with law.

          (c) The party seeking indemnification shall give the indemnifying party prompt notice (but in no event later than ten (10) business days following receipt of written notice) of any third party claim, action or proceeding which might give rise to liability of the indemnifying party for indemnification hereunder. If the indemnifying party contests any third party claim, it will have the option to defend, at the indemnifying party's expense, any such matter, provided that the indemnified party shall have the right, at its own cost and expense, to participate in the defense of such claim or, if the indemnifying party elects not to defend the claim, to conduct the defense on its own behalf. If the indemnifying party conducts the defense of a claim, neither party will enter into any settlement agreement without the other party's consent; provided, that the indemnified party shall not object to any proposed settlement which requires only the payment of money by the indemnifying party and does not involve any admissions or stipulations by the indemnified party or any injunctive or similar relief or any other contractual obligations affecting the indemnified party or its business and operations. The indemnified party shall cooperate with the indemnifying party in the defense, compromise or settlement of any claim for which indemnification is sought. If the indemnifying party elects not to conduct the defense of such claim, the indemnified party shall be permitted to settle or compromise any such claim on such terms as it deems appropriate and such settlement or compromise shall not prejudice its rights to indemnification hereunder.

          9.5. Prevailing Party to be Awarded Legal Fees.

          In the event of any litigation, whether at law or in equity, arising out of this Agreement, the party prevailing in such litigation shall be entitled to receive, upon application to the court, its reasonable legal fees and expenses incurred in connection therewith.

          9.6. Limitations on Amount of Indemnification Liability.

          Notwithstanding anything to the contrary contained herein, no party shall be obligated to pay the other any amounts for indemnification under Sections 9.2 or 9.3, until the aggregate amount which it or they would have been obligated to pay but for this Section 9.6 equals $50,000, whereupon the indemnifying party shall be obligated to pay all amounts for indemnification then owing by such indemnifying party, including the amounts aggregated to reach the $50,000 threshold; provided, that the foregoing shall not apply to Purchaser's obligation in respect of the payment of the Purchase Price or its obligations described in Section 2.15 or in Section 9.3(b), or to Seller's obligations described in Section 2.9 and Section 2.15, or Seller's and Parent's obligations described in Section 9.2(b), or to amounts deposited into the Escrow other than amounts deposited in respect of the General Indemnity Escrow Amount.

          9.7. Remedies.

          Except for violations of Sections 6.1, 6.2 or 6.3 and the right to rescind under Section 10, any claim for any breach of representation, warranty, covenant or agreement, or any other claim, arising out of this Agreement, the Escrow Agreement, the Service Agreement, the Assignment and Assumption Agreement, the bill of sale to be delivered pursuant to Section

3.1(a), or the transactions contemplated hereby or thereby, whether such claim may be asserted as a breach of contract, tort or otherwise, shall have as its sole remedy the indemnification provided in this Section 9, unless such breach results from gross negligence or willful misconduct. Notwithstanding the foregoing, nothing herein shall preclude any party from seeking injunctive or other equitable relief as may be reasonably necessary to protect its rights hereunder, including, without limitation, those rights and remedies specified in
Section 6.4.

          9.8. Limitation on Personal Liability of Affiliates.

          Notwithstanding anything in this Agreement to the contrary or anything arising out of the transactions contemplated hereby, no shareholder, partner, director, officer, employee, agent, manager or Affiliate of any party hereto (or any direct or indirect shareholder, partner, director, officer, employee, agent, manager or Affiliate of any of them) shall have any personal liability of any nature whatsoever to any party hereto as a result of a breach of any representation, warranty, covenant or agreement contained in this Agreement or the other documents executed and delivered in connection with the transactions contemplated hereby, including without limitation the Escrow Agreement, the Service Agreement, the Assignment and Assumption Agreement, and the bill of sale to be delivered pursuant to Section 3.1(a) or otherwise arising out of the transactions contemplated hereby; provided, however, that nothing herein shall limit any party's rights or remedies with respect to fraud claims arising out of or relating to such transactions; and further provided, that the foregoing limitations shall in no event apply to any of Parent, Seller, Purchaser or CEC.

          9.9. Indemnity Escrow Amount.

          The obligations of Seller and Parent in respect of Indemnifiable Losses pursuant to this Section 9 shall be secured by and, to the extent sufficient funds are available therein, paid from, the Indemnity Escrow Amount portion of funds held in the Escrow established pursuant to Section 2.5.

          10. Recission of Transactions.

          After Closing, in the event that DOE refuses to issue a DOE Approval Notice permitting resumption of Title IV funding to the School under Purchaser's ownership based solely on Pre-Closing Financial Aid Irregularities or the pre-Closing financial condition of the School or Seller (each, a "Seller Inadequacy"), Purchaser shall have the right and option, in its sole discretion, upon written notice delivered to Seller no later than fifteen (15) days after receipt by Purchaser of notice from DOE that such approval is denied, to rescind the transactions consummated under this Agreement. Upon Purchaser's election of recission pursuant to this Section 10, each of the parties hereto shall take such actions as may reasonably be required to restore the other parties to their respective positions as they existed immediately prior to Closing. Purchaser shall not have any right or option to rescind the transactions consummated under this Agreement after Closing for any reason other than as above stated, including, without limitation, DOE's refusal to issue a DOE Approval Notice based in whole or in part upon any characteristic(s) or conditions(s) of Purchaser or CEC or of any school (not including the School) previously or currently owned or operated by Purchaser or CEC, including the administrative capability or financial responsibility of Purchaser, CEC, or any school (not including the School) previously or currently owned or operated by Purchaser or CEC (each, a "Purchaser Inadequacy") or DOE's issuance of a DOE Approval Notice which contains conditions upon Purchaser's, CEC's or the School's participation in Title IV. Notwithstanding the foregoing, in the event that DOE refuses to issue a DOE Approval Notice based in part upon one or more Seller Inadequacies and in part upon one or more Purchaser Inadequacies, and in the event Purchaser is able to cure or otherwise resolve such Purchaser Inadequacies to the satisfaction of DOE within thirty (30) days after receipt by Purchaser of initial written notice from DOE that a DOE Approval Notice will not be issued for such reasons, Purchaser shall have the right and option, in its sole discretion, upon written notice delivered to Seller no later than ten (10) days after receipt by Purchaser of notice from DOE that all Purchaser Inadequacies have been cured or otherwise resolved to the satisfaction of DOE, to rescind the transactions consummated under this Agreement.

          11.   Miscellaneous.

          11.1. Termination.

          This Agreement may be terminated at any time prior to the Closing
Date:

          (a) by mutual written consent of the Purchaser and the Seller;

          (b) prior to the Closing by Seller or Parent on the one hand or Purchaser or CEC on the other hand, if the other parties shall be in breach of any covenant, undertaking, or restriction contained herein, the breach of which shall have a material adverse effect on the transactions contemplated by this Agreement taken as a whole, and such breach has not been cured within ten (10) business days after giving written notice to the breaching party or parties of such breach; provided, that if such breach is, in the reasonable judgment of the non-breaching party, capable of being cured, but cannot reasonably be cured within such ten (10) business day period, no party shall be permitted to terminate this Agreement as a result of such breach so long as the breaching party is diligently pursuing cure of such breach;

          (c) by the Purchaser or the Seller if the Closing shall not have occurred on or before December 31, 1996 or if a statute, law, regulation or order shall have been enacted, issued, promulgated or entered by any governmental entity or an injunction or order of a court or other governmental body or Accrediting Body has been entered, in either case, which prohibits or restricts the transactions contemplated hereby or an action or proceeding shall have been instituted or threatened by any Person, governmental entity or Accrediting Body or pending before a court or other governmental body or Accrediting Body seeking to restrain or prohibit any of the transactions contemplated hereby;

          (d) by the Purchaser if any of the conditions specified in Section 7 have not been met or waived prior to such time as such condition can no longer be satisfied; or

          (e) by the Seller if any of the conditions specified in Section 8 have not been met or waived prior to such time as such condition can no longer be satisfied.

In the event of termination of this Agreement, this Agreement shall forthwith become null and void except for this Section 11.1 and Sections 9, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11 and 11.12, pursuant to this
Section 11.1, which shall remain in full force and effect and which shall survive such termination, and there shall be no liability on the part of any party hereto resulting from the failure of the parties to consummate the transactions contemplated herein, except that nothing herein shall relieve any party hereto from liability for any willful or intentional breach of this Agreement by such party occurring prior to the termination hereof.

          11.2.  Expenses.

          Each party hereto shall be liable for the payment of the fees and expenses incurred by such party or on such party's behalf in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, legal, accounting, financial and tax advice, brokers, finders and other fees, expenses and commissions. Purchaser shall pay all transfer, sales and use taxes in connection with the sale of the Assets to Purchaser.

          11.3.  Successors and Assigns.

          This Agreement and the rights hereunder shall not be assignable or transferable without the prior written consent of all the parties hereto; provided, that notwithstanding the foregoing, this Agreement and the rights hereunder shall be assignable by Purchaser and CEC to their Affiliates and lenders, but no such assignment shall release Purchaser or CEC from any of their respective duties, liabilities or obligations pursuant to this Agreement. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

          11.4.  Severability.

          Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

          11.5.  Counterparts.

          This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

          11.6.  Descriptive Headings; Interpretation.

          The descriptive headings of this Agreement are inserted for convenience only and do not constitute a Section of this Agreement.

          11.7.  Governing Laws.

          This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

          11.8.  Consent to Jurisdiction and Service of Process.

          EACH PARTY HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT SUBJECT TO PURCHASER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER RELATED DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCOVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO DESIGNATES AND APPOINTS CT CORPORATION SYSTEM AND SUCH OTHER PERSON AS MAY HEREINAFTER BE SELECTED BY PURCHASER WHO IRREVOCABLY AGREE IN WRITING TO SO SERVE AS AGENT TO RECEIVE ON SUCH PARTY'S BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY EACH PARTY TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO EACH PARTY AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, SUCH PARTY HEREBY AGREES THAT SERVICE UPON IT BY REGISTERED MAIL, RETURN RECEIPT REQUESTED SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR

SHALL LIMIT THE RIGHT OF PURCHASER TO BRING PROCEEDINGS AGAINST SELLER OR PARENT IN THE COURTS OF OREGON OR MISSISSIPPI.

          11.9.  Waiver of Jury Trial.  Arbitration.

          EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THESE TRANSACTIONS, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

          11.10.  Notices.

          All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally or sent by facsimile to the recipient, or (b) one (1) business day after the date such communication is sent to the recipient by reputable express courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties hereto at the addresses indicated below:

If to Purchaser:                  WCI Acquisition, Ltd.
                                  c/o Career Education Corporation
                                  2800 West Higgins Road
                                  Hoffman Estates, Illinois  60195
                                  Attention:  John M. Larson, William Klettke
                                  Facsimile:  (847) 781-3610

With copies to:                   D'Ancona & Pflaum
                                  30 North LaSalle Street
                                  Suite 2900
                                  Chicago, Illinois  60602
                                  Attention:  Michel J. Feldman
                                  Facsimile:  (312) 580-0923

and                               Goldberg, Kohn, Bell, Black,
                                  Rosenbloom & Moritz, Ltd.
                                  55 East Monroe Street
                                  Suite 3700
                                  Chicago, Illinois  60603
                                  Attention:  Dennis B. Black, Esq.
                                  Facsimile:  (312) 332-2196

If to Seller or Parent:           Phillips Colleges, Inc.
                                  One Hancock Plaza - Suite 1408
                                  Gulfport, Mississippi  39501
                                  Attention:  Joseph A. Bondi
                                  Facsimile:  (601) 864-0519

and                               Joseph A. Bondi
                                  Alvarez & Marsal, Inc.
                                  885 Third Avenue
                                  Suite 1700
                                  New York, New York  10022-4802
                                  Facsimile:  (212) 230-3307

With copies to:                   Dow, Lohnes and Albertson
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C.  20036-6802
                                  Attention:  Michael Goldstein
                                  Facsimile:  (202) 776-2222

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

          11.11.  Guaranty by CEC.

          If Purchaser shall default in the due and punctual payment of its obligations or performance of its duties and obligations hereunder or any other agreement entered into by Purchaser in connection with the consummation of the transactions contemplated hereby, CEC shall forthwith pay, perform or cause to be paid or performed such duties and obligations. The obligations of CEC under this Section 11.11 shall not be conditioned or contingent upon the pursuit of any remedies against Purchaser or any other Person. To the maximum extent permitted by law, CEC hereby waives any right, whether legal, equitable, statutory or non-statutory, to require Seller or Parent to proceed or take any action against, or pursue any remedy with respect to, Purchaser or any other Person before Seller or Parent may enforce rights against CEC under this Section 11.11; provided, however, that the foregoing shall not be deemed a waiver of any actions, claims or defenses available to CEC, which shall include any actions, claims or defenses available to Purchaser with respect to any such matter for which Seller or Parent seeks to enforce this Section 11.11. Subject to the foregoing, the guaranty provided herein is an absolute, continuing, irrevocable and unconditional guaranty of CEC; provided that CEC's obligations in respect of claims made hereunder shall be subject to the same limitations as apply to Purchaser's duties and obligations, including without limitation the limitations set forth in Sections 9.6, 9.7 and 9.8. CEC recognizes that this guaranty is a material inducement to Seller's and Parent's entering into this Agreement and will not be affected, impaired or released by an extenuation, waiver or amendment of this Agreement or Purchaser's exercise of any rights granted under this Agreement. Notwithstanding any provision of this Agreement to the contrary, CEC's execution and delivery of this Agreement is solely for the purpose of evidencing its agreement to be bound by Section 5 and this Section 11.11.

          11.12.  Entire Agreement.

          Except as otherwise expressly set forth herein, this Agreement and the exhibits and schedules hereto embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent, dated July 5, 1996, as amended, between Parent and CEC.

                           [signature page follows]

          IN WITNESS WHEREOF, the parties hereby have executed this Agreement on the date first written above.

                                       SELLER:

                                       PHILLIPS EDUCATIONAL GROUP OF PORTLAND,
                                       INC., an Oregon corporation


                                       By /s/ JOSEPH A. BONDI
                                         ---------------------------------------
                                       Its President and Chief Executive Officer
                                          --------------------------------------


                                       PARENT:

                                       PHILLIPS COLLEGES, INC.,  a Mississippi
                                       corporation



                                       By /s/ JOSEPH A. BONDI
                                         ---------------------------------------
                                       Its President and Chief Executive Officer
                                          --------------------------------------


                                       PURCHASER:

                                       WCI ACQUISITION, LTD., a Delaware
                                       corporation


                                       By /s/ JOHN M. LARSON
                                         ------------------------------------
                                       Its  President/ CEO
                                          -----------------------------------


                                       CAREER EDUCATION CORPORATION (For
                                       purposes of agreement to Sections 5
                                       and 11 only):

                                       CAREER EDUCATION CORPORATION, a
                                       Delaware corporation


                                       By /s/ JOHN M. LARSON
                                         ------------------------------------
                                       Its  President/ CEO
                                          -----------------------------------

                               LIST OF EXHIBITS

Exhibit A    -   Assignment and Assumption Agreement
Exhibit B    -   Letter dated March 12, 1996 from DOE to Parent
Exhibit C    -   Form Escrow Agreement
Exhibit D    -   Form of Service Agreement
Exhibit E    -   Seller's Counsel Opinion
Exhibit F    -   Purchaser's Counsel Opinion


                               LIST OF SCHEDULES

Schedule 2.1        -   Excluded Prepaid Expenses and Other Excluded Assets
Schedule 2.2        -   Form of Calculation of Accounts Receivable Adjustment
                        and Certain Other Calculations
Schedule 2.3(a)     -   Assumed Liabilities
Schedule 2.9(a)     -   Form of Operations Statement
Schedule 2.9(b)     -   Form of Report of Depreciation and Amortization
Schedule 3.1(i)     -   Seller's Consents
Schedule 4.4        -   Seller's Conflicts
Schedule 4.6(a)     -   Compliance with Applicable Laws
Schedule 4.6(b)     -   License and Permits
Schedule 4.6(c)     -   Notices of Noncompliances and Investigations
Schedule 4.7(a)     -   Policy Guidelines
Schedule 4.7(b)     -   Noncompliance with Policy Guidelines
Schedule 4.8        -   Cohort Default Rates
Schedule 4.9(c)     -   Defaults under Real Property Leases
Schedule 4.9(d)     -   Leased or Licensed Assets Requiring Consent to
                        Transfer; Defaults under Leases and Licenses
Schedule 4.9(e)     -   List of Machinery and Equipment
Schedule 4.10       -   Material Miscellaneous Contracts
Schedule 4.11(a)    -   Tradenames
Schedule 4.11(b)    -   Licensed Tradenames
Schedule 4.12       -   Financial Security Arrangements
Schedule 4.12(c)    -   Debts Incurred Since Interim Balance Sheet Date
Schedule 4.16       -   Litigation
Schedule 4.17       -   Insurance
Schedule 4.18       -   Environmental Matters
Schedule 4.19       -   Employee Benefit Plans
Schedule 4.20(a)    -   Employment Issues
Schedule 4.20(b)    -   List of Employees, Consultants and Other Service
                        Providers
Schedule 4.23       -   Affiliate Transactions
Schedule 4.24       -   Changes Since Interim Balance Sheet Date
Schedule 4.25       -   Indebtedness
Schedule 5.3        -   Purchaser's Consents and Government Approvals